UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PULMATRIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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99 Hayden Avenue

Suite 390

Lexington, Massachusetts 02421

(781) 357-2333

April 14, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Pulmatrix, Inc. to be held at 10:00 a.m., Eastern Time, on Tuesday, May 24, 2016 at our headquarters located at 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421.

We are distributing our proxy materials to certain stockholders via the Internet under the U.S. Securities and Exchange Commission “Notice and Access” rules. We believe this approach allows us to provide stockholders with a timely and convenient way to receive proxy materials and vote, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) beginning on or about April 14, 2016, rather than a paper copy of the Proxy Statement, the proxy card and our 2015 Annual Report, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2015. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote and obtain, if desired, a paper copy of the proxy materials.

Your vote is very important, regardless of the number of shares of our voting securities that you own. Whether or not you expect to be present at the Annual Meeting, after receiving the Notice of Internet Availability please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone, or by signing, dating and returning the proxy card that is mailed to those that request paper copies of the Proxy Statement and the other proxy materials. If your shares are held in the name of a broker, trust, bank or other nominee, and you receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the meeting. On behalf of the Board of Directors, I urge you to submit your vote as soon as possible, even if you currently plan to attend the meeting in person.

Thank you for your support of our company. I look forward to seeing you at the Annual Meeting.

Sincerely,

Robert W. Clarke, Ph.D.

Chief Executive Officer and President

PULMATRIX, INC.

99 Hayden Avenue

Suite 390

Lexington, Massachusetts 02421

(781) 357-2333

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2016

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Pulmatrix, Inc., a Delaware corporation, will be held on May 24, 2016 at 10:00 a.m. Eastern Time, at our headquarters located at 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421. We will consider and act on the following items of business at the Annual Meeting:

(1)	Election of two directors to serve as Class II directors on our Board of Directors with terms expiring at our 2019 Annual Meeting of Stockholders.

(2)	Ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2016 fiscal year.

(3)	Such other business as may arise and that may properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

Stockholders are referred to the proxy statement accompanying this notice (the “Proxy Statement”) for more detailed information with respect to the matters to be considered at the Annual Meeting. After careful consideration, the Board of Directors recommends a vote “FOR” Proposals 1 and 2.

The Board of Directors has fixed the close of business on March 30, 2016 as the record date (the “Record Date”) for the Annual Meeting. Only holders of record of shares of our common stock on the Record Date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or at any postponement(s) or adjournment(s) of the Annual Meeting. A complete list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices during regular business hours for the ten (10) calendar days prior to and during the Annual Meeting.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

If your shares are registered in your name, even if you plan to attend the Annual Meeting or any postponement or adjournment of the Annual Meeting in person, we request that you complete, date, sign and mail the enclosed form of proxy in accordance with the instructions set out in the form of proxy and in the Proxy Statement to ensure that your shares will be represented at the Annual Meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, and you receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the Annual Meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the Annual Meeting.

By Order of the Board of Directors,

Robert W. Clarke, Ph.D.

Chief Executive Officer and President

April 14, 2016

PULMATRIX, INC.

99 Hayden Avenue

Suite 390

Lexington, Massachusetts 02421

(781) 357-2333

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2016

Unless the context otherwise requires, references in this Proxy Statement to “we,” “us,” “our,” “the Company,” or “Pulmatrix” refer to Pulmatrix, Inc., a Delaware corporation, and its consolidated subsidiaries as a whole. In addition, unless the context otherwise requires, references to “stockholders” are to the holders of our common stock, par value $0.001 per share.

The accompanying proxy is solicited by the Board of Directors (the “Board”) on behalf of Pulmatrix, Inc. to be voted at the 2016 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 24, 2016, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) of the Annual Meeting. This Proxy Statement and accompanying form of proxy are dated April 14, 2016 and are expected to be first sent or given to stockholders on or about April 14, 2016.

The executive offices of the Company are located at, and the mailing address of the Company is, 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2016:

As permitted by the “Notice and Access” rules of the U.S. Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement, the proxy card and our Annual Report available to stockholders electronically via the Internet at the following website: http://ir.pulmatrix.com.

On or about April 14, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) that contains instructions on how stockholders may access and review all of the proxy materials and how to vote. Also on or about April 14, 2016, we began mailing printed copies of the proxy materials to stockholders that previously requested printed copies. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a “street name” holder, you must obtain a proxy from your broker or nominee in order to vote your shares in person at the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that regulations of the SEC require that we give to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

We are using the SEC’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials over the Internet, as the primary means of furnishing proxy materials. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 14, 2016, we began mailing to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials on the Internet and how to vote online. The Notice of Internet Availability is not a proxy card and cannot be used to vote your shares. If you received a Notice of Internet Availability this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice of Internet Availability.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice, which include the following:

(1)	the election of two directors to the Board, to hold office until their successors are duly elected and qualified at the 2019 annual meeting of stockholders (“Proposal 1”);

(2)	the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2016 fiscal year (“Proposal 2”); and

(3)	such other business as may arise that may properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

Also, immediately following the vote on these matters, management will report on the Company’s performance during the last fiscal year and respond to questions from stockholders.

What should I do if I receive more than one set of voting materials?

You may receive more than one Notice of Internet Availability (or, if you requested a printed copy of the proxy materials, this Proxy Statement and the proxy card) or voting instruction card. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a Notice of Internet Availability (or, if you requested a printed copy of the proxy materials, a proxy card) for shares held in your name and a voting instruction card for shares held in “street name.” Please follow the separate voting instructions that you received for your shares of common stock held in each of your different accounts to ensure that all of your shares are voted.

What is the record date and what does it mean?

The record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 30, 2016 (the “Record Date”). The Record Date is established by the Board as required by Delaware law. On the Record Date, 14,795,408 shares of common stock (which excludes 2,340,000 shares held in escrow) were issued and outstanding.

Who is entitled to vote at the Annual Meeting?

Holders of common stock at the close of business on the Record Date may vote at the Annual Meeting.

What are the voting rights of the stockholders?

Each holder of common stock is entitled to one vote per share of common stock on each matter to be acted upon at the Annual Meeting. Our Amended and Restated Certificate of Incorporation prohibits cumulative voting rights.

The presence, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the Chairman of the meeting may adjourn the meeting from time to time to another place, if any, date or time.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with VStock Transfer, LLC, the Company’s stock transfer agent, you are considered the stockholder of record with respect to those shares. The Notice of Internet Availability has been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The Notice of Internet Availability has been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions the nominee included in the mailing or by following such nominee’s instructions for voting.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to Proposal 1 presented in this Proxy Statement but your broker does have discretionary authority to vote your shares with respect to Proposal 2.

How do I vote my shares?

If you are a record holder, you may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the Annual Meeting. To vote by proxy, you may choose one of the following methods to vote your shares:

•	Via Internet: as prompted by the menu found at www.proxypush.com/PULM, follow the instructions to obtain your records and submit an electronic ballot. Please have your Stockholder Control Number, which can be found on the bottom of the Notice of Internet Availability, when you access this voting site. You may vote via the Internet until 5:00 p.m., Eastern Time, on May 23, 2016.

•	Via telephone: call 1-866-243-5096 and then follow the voice instructions. Please have your Stockholder Control Number, which can be found on the bottom of the Notice of Internet Availability, when you call. You may vote by telephone until 5:00 p.m., Eastern Time, on May 23, 2016.

•	Via mail: if you requested printed proxy materials as provided in the Notice of Internet Availability and would like to vote by mail, complete and sign the accompanying proxy card and return it in the postage-paid envelope provided. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendation.

The proxy is fairly simple to complete, with specific instructions on the electronic ballot, telephone or card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your stock at the Annual Meeting in accordance with your instructions. The Board has appointed Robert W. Clarke, Ph.D. and William E. Duke, Jr. to serve as the proxies for the Annual Meeting.

Your proxy will be valid only if you complete and return it before the Annual Meeting. If you properly complete and transmit your proxy but do not provide voting instructions with respect to a proposal, then the designated proxies will vote your shares “FOR” each proposal as to which you provide no voting instructions in accordance with the Board’s recommendation. We do not anticipate that any other matters will come before the Annual Meeting, but if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If you hold your shares in “street name,” your bank, broker or other nominee should provide to you a request for voting instructions along with the Company’s proxy solicitation materials. By completing the voting instruction card, you may direct your nominee how to vote your shares. If you partially complete the voting instruction but fail to complete one or more of the voting instructions, then your nominee may be unable to vote your shares with respect to the proposal as to which you provided no voting instructions. See “What is a broker non-vote?” Alternatively, if you want to vote your shares in person at the Annual Meeting, you must contact your nominee directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a stockholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.

Who counts the votes?

All votes will be tabulated by Mediant Communications, Inc., the inspector of election appointed for the Annual Meeting. Each proposal will be tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a stockholder of record, you may vote your shares at the meeting by completing a ballot at the Annual Meeting.

If you hold your shares in “street name,” you may vote your shares in person only if you obtain a proxy issued by your bank, broker or other nominee giving you the right to vote the shares.

Even if you currently plan to attend the Annual Meeting, we recommend that you also return your proxy or voting instructions as described above so that your votes will be counted if you later decide not to attend the Annual Meeting or are unable to attend.

What are my choices when voting?

When you cast your vote on:

Proposal 1:	You may vote for all director nominees or may withhold your vote as to one or more director nominees.

Proposal 2:	You may vote for the proposal, against the proposal or abstain from voting on the proposal.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

“FOR” Proposals 1 and 2.

What if I do not specify how I want my shares voted?

If you are a record holder who returns a completed proxy that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

“FOR” Proposals 1 and 2.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares with respect to Proposal 1, but will be able to vote those shares with respect to Proposal 2. See “What is a broker non-vote?”

Can I change my vote?

Yes. If you are a record holder, you may revoke your proxy at any time by any of the following means:

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Annual Meeting to revoke your proxy.

•	Completing and submitting a new valid proxy bearing a later date.

•	Giving written notice of revocation to the Company addressed to William E. Duke, Jr., Chief Financial Officer, at the Company’s address above, which notice must be received before 5:00 p.m., Eastern Time, on May 23, 2016.

If you are a “street name” holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

What votes are required to approve each proposal?

Assuming the presence of a quorum, with respect to Proposal 1, the affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of the director nominees, i.e., the two director nominees who receive the most votes will be elected. Assuming the presence of a quorum, approval of Proposal 2 will require the affirmative vote of a majority of the votes cast for or against the proposal.

How are abstentions and broker non-votes treated?

Any stockholder who is present at the Annual Meeting, either in person or by proxy, who abstains from voting, will still be counted for purposes of determining whether a quorum exists for the meeting. If you hold your shares in “street name” and you do not instruct your bank, broker or other nominee how to vote, your shares will be included in the determination of the number of shares present at the Annual Meeting for determining a quorum at the meeting but may constitute broker non-votes, resulting in no votes being cast on your behalf with respect to certain proposals.

An abstention or failure to instruct your broker how to vote with respect to Proposal 1 will not be counted as an affirmative or negative vote in the election of directors and will have no effect on the outcome of the vote with respect to Proposal 1. An abstention with respect to Proposal 2 will likewise not be counted as an affirmative or negative vote against the proposal and will have no effect on the outcome of the vote on the proposal. Failure to instruct your broker how to vote with respect to Proposal 2 will have no effect on the outcome of the vote because broker non-votes are not considered shares entitled to vote. However, if you do not give your broker specific instructions on how to vote your shares with respect to Proposal 2, your broker may vote your shares at its discretion.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. None of our stockholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

What are the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board is asking for your proxy and we will pay all of the costs of asking for stockholder proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock and collecting voting instructions. We may use officers and employees of the Company to ask for proxies, as described below.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies by use of the Notice of Internet Access, officers and employees of the Company may solicit the return of proxies, either by mail, telephone, telecopy, e-mail or through personal contact. These officers and employees will not receive additional compensation for their efforts but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of common stock.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

We expect to publish the voting results in a current report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to in this Proxy Statement. If you have any questions, or need additional materials, please feel free to contact our Chief Financial Officer, William E. Duke, Jr., at 781-357-2333.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated two directors for election at the Annual Meeting by the stockholders (each referred to herein as a “Company Nominee” and, collectively as the “Company Nominees”). The Board manages our Company’s business and affairs, exercises all corporate powers and establishes corporate policies. Our Amended and Restated Certificate of Incorporation provides that the Board will consist of such number of directors as may be determined from time to time by resolution of the Board, which is currently fixed at seven (7) directors. Proxies cannot be voted for a greater number of persons than the number of Company Nominees named in the Proxy Statement.

Our Board is classified into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Three directors currently serve as Class I directors with terms expiring at the annual meeting of stockholders to be held in 2018, two directors currently serve as Class II directors with terms expiring at this Annual Meeting, and two directors currently serve as Class III directors with terms expiring at the annual meeting of stockholders to be held in 2017. According to our Restated Bylaws (“Bylaws”), vacancies on the Board resulting from death, resignation, disqualification, removal or other causes, or by newly created directorships resulting from any increase in the number of directors, may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board is present, and any director elected as a result of a vacancy or a newly created directorship shall hold office for the remainder of the full term of the class to which the director was appointed or until such director’s successor shall have been elected and qualified.

If a quorum is present, the Company Nominees will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes have no effect on the vote. The two Company Nominees receiving the highest number of affirmative votes will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Should any Company Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board may nominate or designate. Each Company Nominee has agreed to serve, if elected, and the Board has no reason to believe that any Company Nominee will be unable to serve.

On June 15, 2015, pursuant to an Agreement and Plan of Merger, dated March 13, 2015 (the “Merger Agreement”), by and among our Company, Ruthigen Merger Corp., a wholly owned subsidiary of the Company (“Ruthigen Merger Corp.”), and Pulmatrix Operating Company, Inc., previously known as “Pulmatrix Inc.” (“Pulmatrix Operating”), Ruthigen Merger Corp. was merged with and into Pulmatrix Operating, with Pulmatrix Operating continuing after the merger as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger on June 15, 2015, the then existing directors of our Company increased the size of the Board to a total of seven (7) directors, resigned from the Board and appointed Robert W. Clarke, Ph.D., Steven Gillis, Ph.D., Kurt C. Graves, Michael J. Higgins, David J. Maki, Terrance G. McGuire and Scott M. Rocklage, Ph.D. (the “New Directors”), who were serving as members of Pulmatrix Operating’s board of directors immediately prior to the effective time of the Merger, to our Board. On December 8, 2015, David J. Maki resigned from the Board and Mark Iwicki was appointed to fill the resulting vacancy.

Directors and Nominees

The following table sets forth the name, age and position of each director currently serving on the Board and each nominee for election as a director as of April 14, 2016:

Name	Age	Position
Robert W. Clarke, Ph.D.	47	Chief Executive Officer and Director
Mark Iwicki	50	Director, Chairman of the Board
Terrance G. McGuire	60	Director
Kurt C. Graves	48	Director
Steven Gillis, Ph.D.	62	Director
Scott M. Rocklage, Ph.D.	61	Director
Michael J. Higgins	53	Director

The biographies for the Class II Company Nominees (for terms that would expire in 2019) are as follows:

Robert W. Clarke, Ph.D. Dr. Clarke has served as our chief executive officer and director since June 15, 2015, and he has been the chief executive officer and director of Pulmatrix Operating since July 2012. Dr. Clarke joined Pulmatrix Operating in April 2004 as its first Ph.D. scientist and served as Chief Scientific Officer from May 2011 to September 2012, where he oversaw the research and development efforts focused on the iCALM and iSPERSE technologies. Prior to joining our Company, Mr. Clarke served as an Associate Director of Life Sciences at Alkermes, Inc. focusing on the development of inhaled therapeutic products based on the Advanced Inhalation Research (AIR) technology. Dr. Clarke holds a B.Sc. in Biomedical Engineering from Boston University and received his Ph.D. in Physiology from Johns Hopkins University. Dr. Clarke also completed post-

doctoral training in Respiratory Biology at Brigham and Women’s Hospital and Harvard University. As a result of Dr. Clarke’s more than twenty (20) years of experience in the healthcare industry and his focus on pulmonary drug delivery and the role of inhaled particles in respiratory biology and medicine, including co-authorship of over eighty (80) chapters, papers, and abstracts, we believe that Dr. Clarke is qualified to serve as a member of the Board.

Kurt C. Graves. Mr. Graves has been a director of our Company since his appointment effective June 15, 2015. He previously served as a director of Pulmatrix Operating from May 2010 until the date of the Merger. Mr. Graves has served as executive chairman and chief executive officer of Intarcia Therapeutics, a biotechnology company, since September 2010 and has been an independent consultant since October 2009. Prior to joining Intarcia Therapeutics, Mr. Graves served as Executive Vice President, Chief Commercial Officer and Head of Corporate and Strategic Development at Vertex Pharmaceuticals, a pharmaceutical company, from July 2007 to November 2009. From January 1999 to July 2007, Mr. Graves held various positions at Novartis International AG, a pharmaceutical company, most recently as Global Head of the General Medicines Business Unit and Chief Marketing Officer for the pharmaceuticals division. Prior to Novartis International AG, Mr. Graves held commercial and general management positions of increasing responsibility at Merck Worldwide and Astra Merck Pharmaceuticals. Mr. Graves currently serves as chairman of the board of directors of Intarcia Therapeutics and a director of Achillion Pharamaceuticals, Inc. and is also a director of several private biopharmaceutical companies. Mr. Graves earned his B.S. in Biology from Hillsdale College and has attended executive leadership programs at Harvard, Wharton School of Management and University of Michigan. Mr. Graves is a global industry leader with more than twenty (20) years of U.S. and global general management experience in top-tier U.S. and European based pharmaceutical and biotech companies. He has successfully built and managed several of the largest multi-billion dollar franchises in the industry and developed and launched more than ten (10) blockbuster brands in a broad range of general medicine, specialty and orphan disease areas. We believe that Mr. Grave’s extensive commercial experience in the pharmaceutical industry qualifies him to serve as a member of the Board.

The biographies of the directors currently serving as Class III directors (for terms expiring in 2017) are as follows:

Michael J. Higgins. Mr. Higgins has been a director of our Company since his appointment effective June 15, 2015. Mr. Higgins was previously a director of Pulmatrix Operating from March 2015 until the date of the Merger. Mr. Higgins is currently an Entrepreneur-in-Residence at Polaris Partners and is a board member at Genocea Biosciences, Voyager Therapeutics and Private Equity Access Fund, II. Mr. Higgins served as senior vice president, chief operating officer and chief financial officer of Ironwood Pharmaceuticals Inc. and led its finance, operations and strategy efforts from 2003 to 2014 and through its initial public offering and the launch of its first commercial product. Prior to 2003, Mr. Higgins spent seven (7) years and held a variety of senior business positions at Genzyme Corporation, including vice president of corporate finance and vice president of business development. Prior to joining Genzyme Corporation, Mr. Higgins led Procept, Inc. from founding through its initial public offering. Mr. Higgins earned a B.S. from Cornell University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Mark Iwicki. Mr. Iwicki has served as chairman of the Board and as a director of our Company since his appointment in December 2015. Mr. Iwicki currently serves as chairman of the board of directors and chief executive officer of Kala Pharmaceuticals. Prior to joining Kala, he was president and chief executive officer of Civitas Therapeutics, Inc., which was acquired by Acorda Therapeutics, Inc. in October 2014. Prior to joining Civitas, he served as president and chief executive officer at Blend Therapeutics, Inc., or Blend, from December 2012 to January 2014. Prior to Blend, Mr. Iwicki was president and chief executive officer of Sunovion Pharmaceuticals Inc. (formerly Sepracor Inc.), or Sunovion. Mr. Iwicki was at Sepracor/Sunovion from October 2007 to June 2012. Prior to joining Sepracor Inc., Mr. Iwicki was at Novartis Pharmaceuticals Corporation from March 1998 to October 2007, where he was vice president and business unit head. Before that, he held management positions at Astra Merck Inc. and Merck & Co., Inc. In addition to serving on our Board, Mr. Iwicki is currently a director at Kala Pharmaceuticals, Merus, Aimmune Therapeutics, Nimbus Therapeutics, Taris Biomedical and Oxeia Biopharmaceuticals. He previously served on the boards of Civitas, Sunovion and Blend, all privately held companies. Mr. Iwicki holds a B.S. in Business Administration from Ball State University and an M.B.A. from Loyola University. We believe that Mr. Iwicki’s more than twenty-five (25) years of experience as a biopharmaceutical industry leader, managing all stages of drug development and commercialization in multiple therapeutic areas, qualifies him to serve as our chairman of the Board.

The biographies of the directors currently serving as Class I directors (for terms expiring in 2018) are as follows:

Steven Gillis, Ph.D. Dr. Gillis has been a director of our Company since his appointment effective June 15, 2015. Dr. Gillis was previously a director of Pulmatrix Operating from October 2009 until the date of the Merger. Since 2005, Dr. Gillis has been a Managing Director at ARCH Venture Partners, a venture capital firm. From 1994 to 2005, Dr. Gillis served as Chief Executive Officer and chairman of the board of directors of Corixa Corporation, which he co-founded in October 1994. Previously, Dr. Gillis served as a director, head of research and development, chief scientific officer and acting chief executive officer of Immunex Corporation, which he co-founded. As a former director and chairman of Trubion Pharmaceuticals, Inc., Dr. Gillis led its acquisition by Emergent BioSolutions in the fall of 2010. Dr. Gillis currently serves as a director of Shire plc, Accelerator Corporation, Oncofactor Corp. and VBI Vaccines and serves as director and chairman of VentiRX Pharmaceuticals, Inc., Theraclone Sciences, Inc., Lycera Corp., Faraday Pharmaceuticals, Inc., Homology Medicines, Inc. and PhaseRx, Inc. Dr. Gillis received his B.A. in Biology and English from Williams College and his Ph.D. in Biological Science from Dartmouth College. We believe that Dr. Gillis’s experience in the venture capital industry, particularly with biotechnology and pharmaceutical companies, qualifies him to serve as a member of the Board.

Terrance G. McGuire. Mr. McGuire has been a director of our Company since his appointment effective June 15, 2015. Mr. McGuire was previously a director of Pulmatrix Operating from May 2006 until the date of the Merger. Mr. McGuire co-founded Polaris Partners in 1996 and is currently one of their General Partners. Prior to starting Polaris Partners, Mr. McGuire spent seven (7) years at Burr, Egan, Deleage & Co., investing in early stage medical and information technology companies. He currently serves on the board of directors of two public companies: Acceleron Pharma Inc. and Ironwood Pharmaceuticals Inc. Mr. McGuire also serves on the boards of several private companies, including Adimab, Alector, Quantum Designs, Inc., Arsenal Medical/480 Biomedical, Iora Health and MicroCHIPS. Mr. McGuire has formerly served on the board of directors of Editas, Life Line Screening, NextCode, Trevena and Saga, among others. Mr. McGuire is the former chairman of the National Venture Capital Association, chairman of the board of the Thayer School of Engineering at Dartmouth College, and a member of the boards of The David H. Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology and The Arthur Rock Center for Entrepreneurship at Harvard Business School. Mr. McGuire earned a B.S. in physics and economics from Hobart College, an M.S. in engineering from The Thayer School at Dartmouth College, and an M.B.A. from Harvard Business School. We believe that Mr. McGuire’s extensive experience as a venture capitalist focused on the biotechnology industry, as well as Mr. McGuire’s many years of experience helping companies evolve from the start-up phase to successful public companies, qualifies him to serve as a member of the Board.

Scott M. Rocklage, Ph.D. Dr. Rocklage has been a director of our Company since his appointment effective June 15, 2015. Dr. Rocklage was previously a director of Pulmatrix Operating from March 2006 until the date of the Merger. Dr. Rocklage joined 5AM Ventures, a venture capital firm, in 2003 and has served as a Managing Partner since 2004. Dr. Rocklage was previously chairman and chief executive officer of Cubist Pharmaceuticals Inc., president and chief executive officer of Nycomed Salutar and Nycomed Interventional, and held various research and development positions at Salutar, all pharmaceutical companies. Dr. Rocklage currently serves on the board of directors of EPIRUS Biopharmaceuticals, Inc., a public company. Dr. Rocklage also serves on the board of directors of several private companies, including Cidara Therapeutics, Inc., Kinestral, Inc., Novira Therapeutics, Inc., Rennovia, Inc. Dr. Rocklage has previously served on the board of directors of Achaogen, Inc. and Relypsa, Inc., each a public company. Dr. Rocklage received a B.S. in Chemistry from the University of

California, Berkeley and a Ph.D. in Chemistry from the Massachusetts Institute of Technology. We believe that Dr. Rocklage is qualified to serve on the Board due to his extensive healthcare management experience, scientific background and strategic leadership track record.

Required Vote and Board Recommendation

If a quorum is present and voting, the two Company Nominees receiving the highest number of votes will be elected as directors. If you hold your shares in your own name and abstain from voting on the election of directors, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for the five nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

The Board recommends that you vote “FOR” each Company Nominee.

CORPORATE GOVERNANCE

Pulmatrix, with the oversight of the Board and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance.

Code of Corporate Conduct and Ethics and Whistleblower Policy

We have adopted a Code of Corporate Conduct and Ethics and Whistleblower Policy that applies to all of our associates, as well as each of our directors and certain persons performing services for us. The Code of Corporate Conduct and Ethics and Whistleblower Policy addresses, among other things, competition and fair dealing, conflicts of interest, protection and proper use of Company assets, government relations, compliance with laws, rules and regulations and the process for reporting violations of the Code of Corporate Conduct and Ethics and Whistleblower Policy, employee misconduct, improper conflicts of interest or other violations. Our Code of Corporate Conduct and Ethics and Whistleblower Policy is available on our website at www.pulmatrix.com in the “Corporate Governance” section found under the “Investors” tab. We intend to disclose any amendments to, or waivers from, our Code of Corporate Conduct and Ethics and Whistleblower Policy at the same website address provided above.

Board Composition

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board will consist of such number of directors as determined from time to time by resolution adopted by our Board. The size of our Board is currently fixed at seven (7) directors. Subject to any rights applicable to any then outstanding shares of preferred stock, any vacancies or newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office. Our Board is classified into three classes, with the term of office of one class expiring each year. The term of Class I directors expires at the Company’s annual meeting of stockholders to be held in 2018, the term of Class II directors expires at this Annual Meeting, and the term of office of Class III directors expires at the Company’s annual meeting of stockholders to be held in 2017. Stockholders vote to elect directors of the class with a term then expiring each year at our annual meeting.

We have no formal policy regarding Board diversity. Our Board believes that each director should have a basic understanding of the principal operational and financial objectives and plans and strategies of the Company, our results of operations and financial condition and relative standing in relation to our competitors. We take into consideration the overall composition and diversity of the Board and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, we will strive to assemble a Board that brings to us a variety of perspectives and skills derived from business and professional experience as we may deem are in our and our stockholders’ best interests. In doing so, we will also consider candidates with appropriate non-business backgrounds.

Director Independence

We are currently listed on the NASDAQ Global Market and therefore rely on the definition of independence set forth in the NASDAQ Listing Rules (“NASDAQ Rules”). Under the NASDAQ Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, we have determined that Dr. Gillis, Mr. Iwicki, Mr. Graves, Mr. Higgins, Mr. McGuire and Dr. Rocklage have no material relationships with us that would interfere with the exercise of independent judgment and are “independent directors” as that term is defined in the NASDAQ Listing Rules.

Four of our directors are employed by venture capital investors that beneficially own the majority of our Company’s common stock through a series of private placements, rounds of venture capital financing and a recapitalization since its formation, including: (i) 5AM Ventures LLC and 5AM Co-Investors LLC (collectively, “5AM Ventures”), (ii) Polaris Venture Partners V, L.P., Polaris Venture Partners Founders’ Fund V, L.P., Polaris Venture Partners Special Founders’ Fund V, L.P., Polaris Venture Partners Entrepreneurs’ Fund V, L.P., Polaris Venture Partners IV, L.P., Polaris Venture Partners Entrepreneurs’ Fund IV, L.P. (collectively, “Polaris”) and (iii) ARCH Venture Fund VII, L.P. (“ARCH Venture Fund”). In making the independence determinations, the Board considered that Mr. Higgins is currently an Entrepreneur-in-Residence at Polaris, Mr. McGuire co-founded Polaris in 1996 and is currently one of its General Partners, Dr. Rocklage has served as a Managing Partner of 5AM Ventures since 2004, and Dr. Gillis has served as a Managing Director at ARCH Venture Partners since 2005. As of March 30, 2016, Polaris beneficially owned 27.2% of our common stock, 5AM Ventures beneficially owned 9.2% of our common stock, and ARCH Venture Partners beneficially owned 15.5% of our common stock.

Board Committees, Meetings and Attendance

From the date of the Merger until December 31, 2015, the Board held two meetings. We expect our directors to attend Board meetings, meetings of any committees and subcommittees on which they serve and each annual meeting of stockholders. From the date of the Merger until December 31, 2015, each director attended at least seventy-five percent (75%) of the total number of meetings held by the Board and Board committees of which such director was a member.

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. Currently, the Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Committee assignments are re-evaluated annually. Each of these committees operates under a charter that has been approved by our Board. The current charter of each of these committees is available on our website at www.pulmatrix.com in the “Corporate Governance” section under “Investors.”

The following table sets forth the membership of each of the Board committees listed above.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert W. Clarke, Ph.D.
Steven Gillis, Ph.D.		Chairman
Kurt C. Graves			X
Michael J. Higgins	Chairman
Mark Iwicki		X
Terrance G. McGuire	X		Chairman
Scott M. Rocklage, Ph.D.	X

Audit Committee

Our Audit Committee is responsible for, among other matters:

•	approving and retaining the independent auditors to conduct the annual audit of our financial statements;

•	reviewing the proposed scope and results of the audit;

•	reviewing and pre-approving audit and non-audit fees and services;

•	reviewing accounting and financial controls with the independent auditors and our financial and accounting staff;

•	reviewing and approving transactions between us and our directors, officers and affiliates;

•	recognizing and preventing prohibited non-audit services;

•	establishing procedures for complaints received by us regarding accounting matters;

•	overseeing internal audit functions, if any; and

•	preparing the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

As of March 30, 2016, the members of our Audit Committee were Michael J. Higgins (chairman), Terrance G. McGuire and Dr. Scott M. Rocklage. Our Board has determined that Mr. Higgins, Mr. McGuire and Dr. Rocklage are independent in accordance with NASDAQ Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has also reviewed the education, experience and other qualifications of each member of the Audit Committee. Based upon that review, our Board has determined that Michael J. Higgins qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. The Audit Committee met two times from the date of the Merger until December 31, 2015.

Compensation Committee

Our Compensation Committee is responsible for, among other matters:

•	reviewing and recommending the compensation arrangements for management, including the compensation for our president and chief executive officer;

•	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•	administering our stock incentive plans; and

•	preparing the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

As of March 30, 2016, the members of our Compensation Committee were Dr. Steven Gillis (chairman) and Mark Iwicki. Our Board has determined that Dr. Gillis and Mr. Iwicki are independent in accordance with NASDAQ Rules. The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full committee. The Compensation Committee met one time from the date of the Merger until December 31, 2015.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other matters:

•	evaluating the current composition, organization and governance of the Board and its committees, and making recommendations for changes thereto;

•	reviewing each director and nominee annually;

•	determining desired Board member skills and attributes and conducting searches for prospective members accordingly;

•	evaluating nominees, and making recommendations to the Board concerning the appointment of directors to Board committees, the selection of Board committee chairs, proposal of the slate of directors for election to the Board, and the termination of membership of individual directors in accordance with the Board’s governance principles;

•	overseeing the process of succession planning for the chief executive officer and, as warranted, other senior officers of the Company;

•	developing, adopting and overseeing the implementation of a code of business conduct and ethics; and

•	administering the annual Board performance evaluation process.

As of March 30, 2016, the members of our Nominating and Corporate Governance Committee were Terrance G. McGuire (chairman) and Kurt C. Graves. The Nominating and Corporate Governance Committee met one time from the date of the Merger until December 31, 2015.

Director Nominations

Our Nominating and Corporate Governance Committee considers all qualified candidates identified by members of the Board, by senior management and by stockholders. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of senior management. We did not pay fees to any third party to assist in the process of identifying or evaluating director candidates during 2015.

Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to our Secretary at our corporate offices at 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421. Such nomination must satisfy the notice, information and consent requirements set forth in our Bylaws and must be received by us prior to the date set forth under “Stockholder Proposals” below. A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees as specified in our Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares) and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	the appropriate size and diversity of our Board;

•	our needs with respect to the particular knowledge, skills and experience of nominees, including experience in corporate finance, technology, business, administration and sales, in light of the prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices, and whether such a person qualifies as an “audit committee financial expert” pursuant to SEC rules; and

•	balancing continuity of our Board with periodic injection of fresh perspectives provided by new Board members.

Our Board believes that each director should have a basic understanding of our principal operational and financial objectives and plans and strategies, our results of operations and financial condition and our relative standing in relation to our competitors.

In identifying director nominees, the Board will first evaluate the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination.

If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board will identify another nominee with the desired skills and experience described above. The Board takes into consideration the overall composition and diversity of the Board and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, the Board will strive to assemble a Board that brings to us a variety of perspectives and skills derived from business and professional experience as it may deem are in our and our stockholders’ best interests. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board and principal executive officer are filled by two separate individuals. Mr. Iwicki currently serves as our Chairman of the Board, and Dr. Clarke currently serves as our principal executive officer. The Board acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks. Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee receives reports from management concerning the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy. In addition, as part of its oversight of our Company’s executive compensation program, the Compensation Committee considers the impact of such program, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the Compensation Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. The Compensation Committee has determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Communications with Directors

The Board welcomes communication from our stockholders. Stockholders and other interested parties who wish to communicate with a member or members of our Board or a committee thereof may do so by addressing correspondence to the Board member, members or committee, c/o Secretary, Pulmatrix, Inc., 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421. Our Secretary will review and forward correspondence to the appropriate person or persons.

All communications received as set forth in the preceding paragraph will be opened by our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s). In the case of communications to the Board or any group or committee of directors, our Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to whom the communication is addressed. If the amount of correspondence received through the foregoing process becomes excessive, our Board may consider approving a process for review, organization and screening of the correspondence by our Secretary or another appropriate person.

Involvement in Certain Legal Proceedings

There have been no material legal proceedings that would require disclosure under the federal securities laws that are material to an evaluation of the ability or integrity of our directors or executive officers, or in which any director, officer, nominee or principal stockholder, or any affiliate thereof, is a party adverse to us or has a material interest adverse to us.

DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a member of our Board during the transition period of April 1, 2015 to December 31, 2015. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of our Board in such period.

Director Compensation Table

2015 Transition Period(1)

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)		All other compensation ($)	Total ($)
Steven Gillis, Ph.D.(2)	20,042	—	187,050	(3)	—	207,092
Kurt C. Graves(2)	20,042	—	175,334	(4)	—	195,376
Michael J. Higgins(2)	27,083	—	374,010	(5)	—	401,093
Mark Iwicki(6)	5,000	—	257,184	(7)	—	262,184
Terrance G. McGuire(2)	35,417	—	187,050	(8)	—	222,467
David J. Maki(2)(9)	18,334	—	126,946	(10)	1,519	146,799
Scott M. Rocklage, Ph.D.(2)	20,583	—	187,050	(11)	—	207,633
Richard Conley(12)	30,370	—	16,750	(13)	—	47,120
Gregory French(12)	26,839	—	16,750	(13)	—	43,589
Akihisa Akao(12)	2,712	—	16,750	(13)	—	19,462

(1)	In connection with the Merger, on June 15, 2015, we changed our fiscal year end from March 31 to December 31. Accordingly, amounts reported are for the transition period of April 1, 2015 to December 31, 2015.
(2)	Appointed to the Board as of the effective date of the Merger.
(3)	As of December 31, 2015, Dr. Gillis had outstanding options representing the right to purchase 18,818 shares of our common stock.

(4)	As of December 31, 2015, Mr. Graves had outstanding options representing the right to purchase 44,637 shares of our common stock.
(5)	As of December 31, 2015, Mr. Higgins had outstanding options representing the right to purchase 37,636 shares of our common stock
(6)	Appointed to the Board as of December 8, 2015.
(7)	As of December 31, 2015, Mr. Iwicki had outstanding options representing the right to purchase 73,481 shares of our common stock.
(8)	As of December 31, 2015, Mr. McGuire had outstanding options representing the right to purchase 18,818 shares of our common stock.
(9)	Resigned from the Board as of December 8, 2015.
(10)	As of December 31, 2015, Mr. Maki had outstanding options representing the right to purchase 29,942 shares of our common stock.
(11)	As of December 31, 2015, Dr. Rocklage had outstanding options representing the right to purchase 18,818 shares of our common stock.
(12)	Resigned from the Board as of the effective date of the Merger.
(13)	As of December 31, 2015, Messrs. Conley, French and Akao had outstanding options representing the right to purchase 2,000 shares of our common stock.

We have entered into a director’s agreement with each of Messrs. Graves, Higgins, Iwicki, Maki and McGuire and Drs. Gillis and Rocklage. Under these agreements, the chairman is entitled to receive an annual cash fee of $60,000 and the other directors are entitled to receive an annual cash fee of $30,000 for their service, payable in four quarterly payments. In addition, chairs and members of Board committees are entitled to annual cash fees for their service. For the Audit Committee, the chair is entitled to receive an annual fee of $15,000 and a member is entitled to receive an annual fee of $7,000. For the Compensation Committee, the chair is entitled to receive an annual fee of $7,000 and a member is entitled to receive an annual fee of $3,000. For the Nominating and Corporate Governance Committee, the chair is entitled to receive an annual fee of $10,000 and a member is entitled to receive an annual fee of $5,000. The agreements also provide that we will reimburse such directors for reasonable out-of-pocket expenses incurred in connection with the attendance of board meetings.

During 2015, we issued stock options to non-employee members of our Board with an exercise price equal to the fair market value of our common stock on the date of grant. The stock options issued to non-employee members of our Board, in 2015, were as follows: Mr. Graves was awarded stock options representing the right to purchase 29,787 shares of our common stock, Mr. Higgins was awarded stock options representing the right to purchase 37,636 shares of our common stock, Mr. Iwicki was awarded stock options representing the right to purchase 73,481 shares of our common stock, Mr. Maki was awarded stock options representing the right to purchase 12,720 shares of our common stock, Mr. McGuire was awarded stock options representing the right to purchase 18,818 shares of our common stock, Dr. Gillis was awarded stock options representing the right to purchase 18,818 shares of our common stock, and Dr. Rocklage was awarded stock options representing the right to purchase 18,818 shares of our common stock. All stock option awards are granted with an exercise price equal to the fair market value of our common stock on the date of grant. On February 3, 2016, each of Messrs. Graves, Higgins, and McGuire and Drs. Gillis and Rocklage received an option to purchase 8,800 shares of the Company’s common stock at an exercise price of $2.80 per share, which was the closing price on the grant date.

For all stock options issued to non-employee members of our Board in 2015, 2.08333% of the options vest in equal installments on a monthly basis. For the grants made on February 3, 2016, the options vest as to 25% of the underlying shares on the first anniversary of the date of grant, and the options vest as to the remaining shares in 36 equal monthly installments thereafter.

We did not pay any compensation or award any stock options to Dr. Clarke or Mr. Alimi for their service as a director during the year ended December 31, 2015.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date by (i) each person known to us to beneficially own five percent (5%) or more of our common stock, (ii) each director and Named Executive Officer (as defined below) and (iii) all of our directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them and have an address of c/o Pulmatrix Inc., 99 Hayden Avenue, Suite 390, Lexington, MA 02421, unless otherwise noted. Percentage of ownership is based on 14,795,408 shares of common stock issued and outstanding (which excludes 2,340,000 shares held in escrow) as of March 30, 2016.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty (60) days of March 30, 2016 by that stockholder are deemed outstanding.

Name	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Outstanding(1)
Directors and Officers
Hojabr Alimi	212,945		1.4%
Robert W. Clarke, Ph.D.	510,043		3.3%
William E. Duke, Jr.	—		—
Steven Gillis, Ph.D.	2,290,767	(3)	15.5%
Kurt C. Graves	17,363		*
Sameer Harish	66,453		*
David L. Hava, Ph.D.	124,781		*
Michael J. Higgins	8,624		*
Mark Iwicki	—		—
Terrance G. McGuire	4,034,545	(4)	27.3%
Scott M. Rocklage, Ph.D.	1,365,338	(5)	9.2%
All directors and executive officers as a group of nine persons	8,351,461	(3)(4)(5)	54.1%

Five Percent (5%) Stockholders
Polaris	4,030,234	(6)	27.2%
5AM Ventures	1,361,027	(7)	9.2%
ARCH Venture Fund	2,286,456	(8)	15.5%
Grander Holdings, Inc. 401K PSP	1,035,394	(9)	7.0%
Michael Brauser	1,142,650	(10)	7.7%
Barry Honig	788,391	(11)	5.3%

*	Less than 1%.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned includes shares of common stock issuable upon the exercise of stock options that will become exercisable within sixty (60) days of March 30, 2016.

(2)	Includes the number of shares of common stock underlying stock options set forth opposite the person’s name in the following table, which shares are deemed to be beneficially owned for purposes hereof as a result of the ownership of stock options.

Stock Options
Hojibr Alimi	—
Robert W. Clarke, Ph.D.	491,376
William E. Duke, Jr.	—
Steven Gillis, Ph.D.	4,311
Kurt C. Graves	17,363
Sameer Harish	—
David L. Hava, Ph.D.	119,918
Michael J. Higgins	8,624
Mark Iwicki	—
Terrance G. McGuire	4,311
Scott M. Rocklage, Ph.D.	4,311
All directors and officers as a group	650,214

(3)	Based solely on the information contained in the Schedule 13D filed by ARCH Venture Fund with the SEC on June 25, 2015. Includes the following shares which are also reported on this table as being beneficially owned by ARCH Venture Fund: 2,286,456 shares of Pulmatrix common stock. The sole general partner of ARCH Venture Fund is ARCH Venture Partners VII, L.P. (“ARCH Partners VII”). The sole general partner of ARCH Partners VII is ARCH Venture Partners VII, LLC (“ARCH VII LLC”). Each of the Managing Directors of ARCH VII LLC, Robert T. Nelsen, Keith Crandell and Clinton Bybee, may be deemed to have voting and dispositive power over the shares and may be deemed to beneficially own shares held by ARCH Venture Fund. Dr. Gillis owns an interest in ARCH Venture Fund but does not have voting or investment control over the shares held by ARCH Venture Fund. Each of Robert T. Nelsen, Keith Crandell, Clinton Bybee and Dr. Gillis disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein, and this disclosure shall not be deemed an admission that Robert T. Nelsen, Keith Crandell, Clinton Bybee or Dr. Gillis are the beneficial owners of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(4)	Based solely on the information contained in the Schedule 13D filed by Polaris with the SEC on June 25, 2015. Includes the following shares which are also reported on this table as being beneficially owned by Polaris: 4,030,234 shares of Pulmatrix common stock. Mr. McGuire is a General Partner of Polaris and may be deemed to directly or indirectly control Polaris. Accordingly, Mr. McGuire may be deemed to beneficially own the securities held by Polaris. Mr. McGuire disclaims beneficial ownership of these securities and this disclosure shall not be deemed an admission that Mr. McGuire is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(5)	Based solely on the information contained in the Schedule 13D filed by 5AM Ventures with the SEC on June 25, 2015. Includes the following shares which are also reported on this table as being beneficially owned by 5AM Ventures: 1,361,027 shares of Pulmatrix common stock. 5AM Partners LLC is the manager of each of 5AM Ventures LLC and 5AM Co-Investors LLC. Andrew J. Schwab and John Diekman are the managing directors of 5AM Partners LLC and are deemed to have voting and dispositive power over and may be deemed to beneficially own shares held by 5AM Ventures. Dr. Rocklage is a member of and owns and interest in 5AM Partners LLC. Accordingly, Mr. Schwab, Dr. Diekman and Dr. Rocklage may be deemed to beneficially own the securities held by 5AM Ventures. Mr. Schwab, Dr. Diekman and Dr. Rocklage each disclaim beneficial ownership of these securities and this disclosure shall not be deemed an admission that Mr. Schwab, Dr. Diekman or Dr. Rocklage is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(6)	The business address of Polaris is 1 Marina Park Dr., Boston, Massachusetts, 02210.
(7)	The business address of 5AM Ventures is 2200 Sand Hill Road, Suite 110, Menlo Park, California 94025.
(8)	The business address of ARCH Venture Fund is 8725 W. Higgins Rd., Suite 290, Chicago, Illinois 60631.

(9)	Based solely on the information contained in the Schedule 13G filed by Mr. Brauser with the SEC on March 1, 2016. Includes the following shares which are also reported on this table as being beneficially owned by Mr. Brauser: 1,035,394 shares of common stock. Mr. Brauser is the trustee of the Grander Holdings, Inc. 401K PSP (the “Grander PSP”) and may be deemed to possess sole investment and dispositive power over the shares held by the Grander PSP. The business address for the Grander PSP is c/o Michael Brauser, 4400 Biscayne Blvd #850, Miami, FL 33137.
(10)	Based solely on the information contained in the Schedule 13G filed by Mr. Brauser with the SEC on March 1, 2016. Includes (i) 1,035,394 shares of common stock held by the Grander PSP, of which Mr. Brauser is the trustee and (ii) 92,847 shares of common stock held by Marlin Capital Investments, LLC of which Mr. Brauser is a managing member (“Marlin”). Accordingly, Mr. Brauser may be deemed to possess investment and dispositive power over the shares held by the Grander PSP and Marlin. Excludes 153,517 shares of common stock underlying warrants held by Marlin that may not be exercised by the holder if the exercise would result in the holder’s beneficial ownership of our common stock exceeding 4.99% of our issued and outstanding shares of common stock. The business address of Mr. Brauser is The business address for the Grander Holdings, Inc. 401K PSP is 4400 Biscayne Blvd #850, Miami, FL 33137.
(11)	Based solely on the information contained in the Schedule 13G/A filed by Mr. Honig with the SEC on February 8, 2016. Includes (i) 231,303 shares of common stock held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“Roth 401K”) and (ii) 92,847 shares of common stock held by Marlin Capital Investments, LLC (“Marlin”). Mr. Honig is the trustee of Roth 401K and the managing member of Marlin and in such capacities holds voting and dispositive power over the securities held by such entities. Excludes 153,517 shares of common stock underlying warrants held by Marlin that may not be exercised by the holder if the exercise would result in the holder’s beneficial ownership of our common stock exceeding 4.99% of our issued and outstanding shares of common stock. The business address of Mr. Honig is 555 South Federal Highway #450, Boca Raton, FL 33432.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, each of our directors, officers and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them except: Oculus Innovation Sciences, Inc. (1 late filing); William H. Duke, Jr. (1 late filing); Dr. David L. Hava (1 late filing); Dr. Scott M. Rocklage (1 late filing).; Dr. Robert W. Clarke (1 late filing); Terrance G. McGuire (1 late filing); Dr. Steven Gillis (1 late filing); Michael J. Higgins (1 late filing); Kurt C. Graves (1 late filing); Gregory M. French (1 late filing); Richard Conley (1 late filing); and Akao Akihisa (1 late filing).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Transactions with related persons are governed by our Code of Corporate Conduct and Ethics and Whistleblower Policy, which applies to all of our associates, as well as each of our directors and certain persons performing services for us. This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions. Waiver of the policies set forth in this code will only be permitted when circumstances warrant. Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by our Board, as a whole, or the Audit Committee and must be promptly disclosed as required by applicable law or regulation. Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted. All related party transactions since the effective date of the Merger on June 15, 2015 for which disclosure is required to be provided herein were approved in accordance with our Code of Corporate Conduct and Ethics and Whistleblower Policy.

Certain Relationships

Four of our directors are employed by venture capital investors that beneficially own the majority of our Company’s common stock through a series of private placements, rounds of venture capital financing and a recapitalization since its formation, including 5AM Ventures, Polaris and ARCH Venture Fund. Dr. Scott M. Rocklage is a director of and owns an interest in 5AM Partners, LLC, which is the manager of 5AM Ventures. As of March 30, 2016, 5AM Ventures beneficially owns approximately 9.2% of our Company’s outstanding common stock. Terrance G. McGuire is a managing member of and owns an interest in Polaris Venture Management Co. IV, L.L.C., which is the sole general partner of Polaris Venture Partners IV, L.P., and Polaris Venture Partners Entrepreneurs’ Fund IV, L.P, and Polaris Venture Management Co. V, L.L.C., which is the sole general partner of Polaris Venture Partners V, L.P., Polaris Venture Partners Founders’ Fund V, L.P., Polaris Venture Partners Special Founders’ Fund V, L.P. and Polaris Venture Partners Entrepreneurs’ Fund V, L.P. In addition, Michael J. Higgins is an Entrepreneur-in-Residence at Polaris. As of March 30, 2016, Polaris beneficially owns approximately 27.2% of our Company’s outstanding common stock. Dr. Steven Gillis is a Managing Director of and owns an interest in ARCH Venture Fund, a venture capital firm. As of March 30, 2016, ARCH Venture Fund beneficially owns approximately 15.5% of our Company’s outstanding common stock. Each of Polaris, 5AM Ventures and ARCH Venture Fund also beneficially owned more than 5.0% of the common stock of Pulmatrix Operating during 2014 and in 2015 prior to the Merger.

Merger

On March 13, 2015, our Company, Ruthigen Merger Corp. and Pulmatrix Operating entered into the Merger Agreement, which provided for, among other things, the Merger of Pulmatrix with and into Ruthigen Merger Corp., with Pulmatrix Operating continuing as the surviving corporation and a wholly owned subsidiary of the Company. The boards of directors of each of our Company and Pulmatrix Operating unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. On June 15, 2015, the Merger was completed pursuant to the terms of the Merger Agreement.

Upon completion of the Merger, holders of outstanding shares of Pulmatrix Operating common stock and preferred stock were entitled to receive 0.148187124066461 shares of our common stock per share of Pulmatrix Operating common stock they held or into which their shares of Pulmatrix Operating preferred stock converted (the “Exchange Ratio”), prior to giving effect to the reverse stock split discussed below. At the effective time of the Merger, warrants to purchase an aggregate of 53,817,097 shares of Pulmatrix Operating common stock at an exercise price of $0.448266 per whole share (the “Outstanding Warrants”) were converted into and exchanged for warrants to purchase shares of our common stock equal to the number of shares of Pulmatrix Operating common stock issuable upon exercise of such warrants multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such warrants divided by the Exchange Ratio, prior to giving effect to the proposed reverse stock split. In addition, certain bridge loans made to Pulmatrix Operating in the aggregate original principal amount of $4.5 million were assumed by us and, immediately following the Merger, the outstanding principal amount of the bridge loans plus any accrued and unpaid interest converted into shares of our common stock at $2.75 per share. The shares of Pulmatrix Operating common stock held by our officers, directors and greater than five percent (5%) stockholders converted into shares of our Company at the Exchange Ratio described above.

In connection with the Merger, we issued 5,850,000 additional pre-reverse stock split shares of our common stock to be held in escrow to secure indemnification obligations pursuant to the Merger Agreement, which could cause these shares to be transferred to the holders of our Company prior to the Merger or to the former holders of Pulmatrix Operating. Upon completion of the Merger and the transactions contemplated in the Merger Agreement, former Pulmatrix Operating equity holders owned approximately 81.7% of our outstanding equity, and our former stockholders owned approximately 18.3% of our outstanding equity, excluding the shares held in escrow to secure indemnification, any shares sold by us prior to the closing of the Merger and any shares issuable pursuant to our then outstanding Series A Warrants. Immediately following the Merger, as approved by our stockholders, we effected a 1-for-2.5 reverse stock split of our issued and outstanding common stock. Except as otherwise indicated, all share numbers and per share amounts in this section do not give effect to the reverse stock split.

Pulmatrix Financing Agreement

On August 2, 2011, Pulmatrix Operating entered into a securities purchase agreement, as amended, with Polaris, 5AM Ventures, ARCH Venture Fund and Novartis International Pharmaceutical Investment Ltd. (“Novartis,” and collectively with Polaris, 5AM Ventures and ARCH Venture Fund, the “Pulmatrix Investors”) and certain other investors listed on the signature pages thereto (the “Pulmatrix Financing Agreement”). At the time, each of the Pulmatrix Investors was the beneficial owner of more than five percent (5%) of Pulmatrix Operating’s common stock and then was the beneficial owner of more than five percent (5%) of Pulmatrix Operating’s common stock. From January 1, 2013 until October 28, 2014, Pulmatrix Operating generated aggregate gross proceeds of approximately $17,575,000 under the Pulmatrix Financing Agreement by issuing the Pulmatrix Investors (i) an aggregate of approximately $17,720,000 in principal amount of unsecured convertible promissory notes and (ii) warrants representing the right to purchase approximately 9,588,000 shares of Pulmatrix Operating’s Series B Preferred Stock.

Each of the promissory notes issued pursuant to the Pulmatrix Financing Agreement bore interest at a rate of six percent (6%) per annum, and during 2014 and 2015, the largest aggregate outstanding principal amount under the promissory notes was $45,207,630 and $29,088,497, respectively. Pulmatrix Operating did not make any principal or interest payments on the promissory notes in cash during 2014 or 2015. The maturity dates of the promissory notes varied, but generally ranged from between one (1) to six (6) months from the date of issuance. Each promissory note would only become due and payable when, following the maturity date, the majority of the holders of the total aggregate outstanding principal amount of all of the promissory notes issued under the Pulmatrix Financing Agreement made a demand for payment.

The warrants issued pursuant to the Pulmatrix Financing Agreement generally had an exercise price of $0.50 per share, subject to certain adjustments, and expired on the tenth (10th) anniversary of the date of issuance. In the event that Pulmatrix Operating completed a Qualified Financing (as defined in the Pulmatrix Financing Agreement), the warrants would become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing and the exercise price of the warrants would be adjusted to equal the price per share of such series of preferred of stock. Except as otherwise indicated, all share numbers and per share amounts in this section entitled “Pulmatrix Financing Agreement” do not give effect to the Exchange Ratio or the reverse stock split.

January and February 2014 Closings

In January and February 2014, Pulmatrix Operating closed two rounds of financing under the Pulmatrix Financing Agreement whereby Pulmatrix Operating issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Operating Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris(3)	$1,147,502.25	573,750	$1,147,530.94
5AM Ventures(3)	300,071.85	150,036	300,079.35
Novartis(4)	626,212.95	313,106	626,228.61
ARCH Venture Fund(3)	626,212.95	313,106	626,228.61

Total:	$2,700,000.00	1,349,998	$2,700,067.51

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, would be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix Operating completed a Qualified Financing, the warrants would become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.
(3)	Closed on January 31, 2014.
(4)	Closed on February 11, 2014.

May 22, 2014 Closing

On May 22, 2014, Pulmatrix Operating closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix Operating issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Operating Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris	$998,751.96	499,377	$998,776.93
5AM Ventures	261,173.64	130,587	261,180.17
Novartis	545,037.20	—	545,050.82
ARCH Venture Fund	545,037.20	272,519	545,050.82

Total:	$2,350,000.00	902,483	$2,350,058.74

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, would be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix Operating completed a Qualified Financing, the warrants would become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

June 3, 2014 Closing

On June 3, 2014, Pulmatrix Operating closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix Operating issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Operating Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris	$301,589.03	150,795	$301,596.57
5AM Ventures	78,866.53	39,433	78,867.50
Novartis	—	—	—
ARCH Venture Fund	164,582.64	82,291	164,586.75

Total:	$545,037.20	272,519	$545,050.82

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, would be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix Operating completed a Qualified Financing, the warrants would become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

August 12, 2014 Closing

On August 12, 2014, Pulmatrix Operating closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix Operating issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Operating Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris	$802,044.37	401,023	$802,064.42
5AM Ventures	209,734.61	104,867	209,739.85
Novartis	375,530.75	187,765	375,540.13
ARCH Venture Fund	437,690.27	218,845	437,701.21

Total:	$1,825,000.00	912,500	$1,825,045.61

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, would be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix Operating completed a Qualified Financing, the warrants would become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

On October 28, 2014, Pulmatrix Operating closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix Operating issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Operating Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris	$885,338.54	442,669	$885,360.67
5AM Ventures	231,516.03	115,758	231,521.82
Novartis	—	—	—
ARCH Venture Fund	483,145.43	241,573	483,157.51

Total:	$1,600,000.00	800,000	$1,600,040.00

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, would be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix Operating completed a Qualified Financing, the warrants would become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

Novartis Repurchase

On October 23, 2014, Novartis exercised its right to convert all of its outstanding promissory notes issued under the Pulmatrix Financing Agreement into shares of Pulmatrix Operating’s Series B Preferred Stock. At the time of the conversion, Novartis held $7,943,471.95 aggregate principal amount of promissory notes, including interest thereon, which was converted into 15,886,944 shares of Pulmatrix Operating’s Series B Preferred Stock. Additionally, on October 23, 2014, Novartis assigned all of its outstanding warrants issued under the Pulmatrix Financing Agreement to one of its affiliates, Novartis Bioventures Ltd. (“Novartis Bioventures”).

Following the conversion and the assignment, on October 23, 2014, Pulmatrix Operating entered into a letter agreement with Novartis Bioventures pursuant to which Pulmatrix Operating repurchased all of its equity interests held by Novartis Bioventures, consisting of 34,686,944 shares of Pulmatrix Operating’s Series B Preferred Stock and warrants representing the right to purchase an aggregate of 3,543,250 shares of Pulmatrix Operating’s Series B Preferred Stock, for a total aggregate purchase price of $1,000.

Subordination Agreement

On February 26, 2015, Pulmatrix Operating completed a bridge loan financing that generated aggregate gross proceeds of $4,500,000. In connection with the bridge loan, Pulmatrix Operating entered into a subordination agreement, pursuant to which Polaris, 5AM Ventures and ARCH Venture Fund and the other holders of promissory notes issued under the Pulmatrix Financing Agreement agreed to subordinate their rights to payment on obligations owed under such promissory notes to the rights of the lenders that participated in the bridge loan financing.

Note Conversion and Warrant Termination Agreement

In connection with the Merger, on March 13, 2015, Pulmatrix Operating entered into a conversion and termination agreement (the “Note Conversion and Warrant Termination Agreement”) with the holders of Pulmatrix Operating’s outstanding convertible notes (the “Outstanding Notes”), including Polaris, 5AM Ventures and ARCH Venture Fund, and the other holders of Pulmatrix Operating’s outstanding warrants to purchase shares of Pulmatrix Operating’s Series B Preferred Stock (the “Termination Warrants”), including Polaris, 5AM Ventures and ARCH Venture Fund, pursuant to which, at the effective time of the Merger, (i) each holder of Outstanding Notes agreed to convert such holder’s Outstanding Notes into shares of Pulmatrix Operating’s common stock and cease accruing interest on the Outstanding Notes as of December 31, 2014 and (ii) each holder of Termination Warrants agreed to terminate and cancel such holder’s Termination Warrants. Under the Note Conversion and Warrant Termination Agreement, approximately $29.1 million of principal amount of Outstanding Notes, net of original issue discount of $10 million, and including $3.3 million of accrued and unpaid interest thereon, were converted into approximately 86,118,402 shares of Pulmatrix Operating common stock, (which converted into 5,104,663 shares of Pulmatrix common stock in connection with the Merger and after giving effect to the reverse stock split), and Termination Warrants representing the right to purchase approximately 14,500,000 shares of Pulmatrix Operating common stock, were terminated and cancelled.

The Outstanding Notes converted as follows:

Name	Principal Amount ($)	Interest Accrued ($)	Conversion Shares (Pulmatrix Operating)	Conversion Shares (Pulmatrix, After Giving Effect to the Reverse Stock Split)
Polaris	16,020,424.35	1,834,134.85	47,475,966	2,814,136
5AM Ventures	4,189,341.06	477,998.03	12,411,709	735,704
ARCH Venture Fund	8,742,638.39	1,000,920.91	25,908,500	1,535,723
Other	136,092.99	25,020.87	322,227	19,100

Total:	29,088,496.79	3,338,074.66	86,118,402	5,104,663

Below is a table concerning the Termination Warrants:

Holder	Exercise Price ($)	Aggregate number of Pulmatrix Operating Shares issuable upon exercise
Polaris	0.50	8,010,212
5AM Ventures	0.50	2,094,671
ARCH Venture Fund	0.50	4,371,318
Other	0.50	68,046

Total:		14,544,247

Preferred Stock Conversion Agreement

In connection with the Merger, on March 13, 2015, Pulmatrix Operating entered into a conversion agreement with Polaris, 5AM Ventures and ARCH Venture Fund (the “Preferred Stock Conversion Agreement”). Pursuant to the Preferred Stock Conversion Agreement, all outstanding shares of Pulmatrix Operating preferred stock were converted pursuant to their terms into 70,105,854 shares of Pulmatrix Operating common stock immediately prior to the consummation of the Merger.

Private Placement

Pursuant to the Merger Agreement, on March 13, 2015, Pulmatrix Operating entered into a stock purchase agreement with Polaris, 5AM Ventures, ARCH Venture Fund and Altitude Life Science Ventures II, L.P.

(“Altitude Life Science Ventures”), whereby such investors agreed to purchase an aggregate of 24,538,999 units, with each unit consisting of (i) one (1) share of Pulmatrix Operating’s common stock and (ii) a warrant representing the right to purchase 2.193140519 shares of Pulmatrix Operating’s common stock at an exercise price of $0.448266 per share (the “Private Placement”). Mr. Maki, a member of Pulmatrix Operating’s board of directors at that time, is the co-founder of Altitude Life Science Ventures. Following the completion of the transaction, Pulmatrix Operating generated aggregate gross proceeds of approximately $10 million.

The following table sets forth the aggregate number of units issued in the Private Placement, the aggregate number of shares of Pulmatrix Operating common stock underlying such units, the aggregate number of shares of Pulmatrix Operating common stock issuable pursuant to warrants underlying the units and the total aggregate purchase price paid for such units (after giving effect to the Exchange Ratio in the merger and the reverse stock split):

Name	Aggregate Number of Shares of Pulmatrix Common Stock Underlying Units	Aggregate Number of Shares of Pulmatrix Common Stock Underlying Warrants	Total Aggregate Purchase Price
Polaris	533,313	1,169,626	$3,666,500
5AM Ventures	193,965	425,390	1,333,500
ARCH Venture Fund	363,637	797,506	2,500,000
Altitude Life Science Ventures	363,638	797,508	2,500,000

Total:	1,454,553	3,190,030	$10,000,000

Transactions by Pulmatrix Prior to the Merger

Relationship with Oculus

We had a license and supply agreement, a shared services agreement and a separation agreement with Oculus Innovation Sciences, Inc., our former parent company and the former holder of 2,000,000 shares or approximately 42% of our outstanding shares of common stock (“Oculus”). These agreements, which took effect upon the completion of our initial public offering in March 2014, governed our relationship with Oculus. In addition, we entered into a funding agreement with Oculus that governed certain aspects of our operations, financing and governance until the completion of our initial public offering. The license and supply agreement covered our exclusive rights to the license, development and manufacturing of our former lead drug candidate, RUT58-60. The shared services agreement covered certain transitional services to be provided by Oculus following the completion of our initial public offering. We entered into the separation agreement with Oculus in order to maximize our ability to operate as independently as possible from Oculus, notwithstanding Oculus’ then substantial ownership of us, and therefore the separation agreement contains certain limitations on Oculus’ ability to control various aspects of our business and operations. In addition, the members of our Board who were also members of Oculus’ board of directors stepped down from Oculus’ board of directors and continued their service on our Board following our initial public offering until the effective time of the Merger on June 15, 2015. The shared services agreement was terminated on April 6, 2015. Pursuant to the terms of the separation agreement with Oculus, so long as Oculus and its affiliates owned 19.9% of our common stock, Oculus was required to vote all of its shares in the same manner as the majority of the minority holders of our common stock.

In connection with the Merger, on March 13, 2015, we entered into the Oculus Side Letter Agreement, pursuant to which, among other things, Oculus agreed, from the effective date of the Merger, to (i) waive our obligations to use commercially reasonable efforts to develop and commercialize products licensed from Oculus under the outstanding License and Supply Agreement, for a period lasting until the earlier of one year from the closing of the merger or August 31, 2016; (ii) provide a general release from claims and liabilities arising under the License and Supply Agreement, the separation agreement and the shared services agreement, each between Oculus and us, in favor of us; and (iii) to run a sale process for the pre-Merger business, including any products licensed from Oculus, and to assign or delegate all of our surviving rights under the License and Supply Agreement, the separation agreement and the shared services agreement, subject to Oculus’s consent with respect to the identity of the proposed purchaser.

We are under no obligation to achieve any milestone event during the waiver period, and no payments will accrue or become due and payable by Pulmatrix to Oculus under the License and Supply Agreement, the separation agreement and the shared services agreement, other than the liabilities not exceeding $5,000 due and payable on the effective date of the Merger. After the expiration of the waiver period, we may unilaterally terminate the License and Supply Agreement.

Pursuant to the right of first refusal that was granted to Oculus, prior to a sale of our pre-Merger business with a minimum aggregate purchase price of $1.0 million, we must first notify Oculus of the pending transaction and Oculus will have five (5) business days after receipt of such notice to notify us whether it intends to acquire our pre-Merger business on exactly the same terms, including the amount and kind of consideration, unless securities of the proposed acquirer will be offered as consideration, in which case Oculus will instead pay cash equal to the fair market value of such securities. If Oculus does not exercise its right of first refusal, we may consummate the transaction pursuant to the agreed upon terms. Additionally, if such a transaction is consummated and the transaction generates aggregate proceeds in excess of $10.0 million, we will be obligated to pay ten percent (10%) of the aggregate gross proceeds to Oculus within ten (10) calendar days.

In addition, the Oculus Side Letter Agreement provides that, as of the effective date of the Merger, certain provisions in the separation agreement regarding marketing and stock transfer restrictions, lock-up, registration rights, voting, management, compensation and equity incentive plan, terminated.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth the names, ages and positions of our executive officers as of March 30, 2016:

Name	Age	Position
Robert W. Clarke, Ph.D.	47	President, Chief Executive Officer, Director
William E. Duke, Jr.	43	Chief Financial Officer
David L. Hava, Ph.D.	41	Chief Scientific Officer

Robert W. Clarke, Ph.D. Please see biography of Dr. Clarke on page 7 of this Proxy Statement.

William E. Duke, Jr. Mr. Duke has served as our chief financial officer since June 2015. Prior to joining our company, Mr. Duke served as the chief financial officer of Valeritas, a medical technology company, from January 2014 until June 2015 and from July 2011 until January 2014, he served as Valeritas’s Vice President and Corporate Controller. At Valeritas, Mr. Duke led the controller relationship, financial planning and analysis, investor relations and information technology functions. Prior to joining Valeritas, Mr. Duke was Senior Director, Finance for Genzyme Corporation, a biopharmaceutical company, from January 2010 to July 2011, where he had oversight responsibility for external reporting to the Securities and Exchange Commission, internal management reporting and worldwide financial consolidation. Prior to Genzyme, he was the Director of Finance and Accounting of Haemonetics Corporation, a medical device company, from May 2008 to January 2010 and held various senior financial roles with consulting services and emerging growth organizations. Mr. Duke holds a B.S. in Accounting from Stonehill College and a M.B.A. with a concentration in Finance from Bentley University and is a Certified Public Accountant.

David L. Hava, Ph.D. Dr. Hava has served as our chief scientific officer since the Merger and served as the chief scientific officer of Pulmatrix Operating from July 2012 until the Merger. Dr. Hava leads the research and development of the iSPERSE dry powder delivery platform and directs and manages the Company’s therapeutic strategy to identify and prioritize iSPERSE-based therapeutic candidates. Dr. Hava joined our company in 2006 as one of our first senior scientists and has been involved in the early stage research and development programs that identified and characterized several of the key aspects of our technology. Dr. Hava received his Ph.D. in Molecular Biology and Microbiology at Tufts University and completed post-doctoral training in immunology and host-pathogen interactions at Harvard Medical School. Dr. Hava has co-authored over twenty (20) papers and abstracts focused on pulmonary infectious disease, immunology and chronic lung diseases.

Compensation Information

In connection with the closing of the Merger on June 15, 2015, we changed our fiscal year end from March 31 to December 31. Accordingly, the following provides compensation information for the twelve (12) months ended March 31, 2015, which may be referred to as “2014,” and the transition period of April 1, 2015 to December 31, 2015, which is referred to as the “Transition Period” or “2015”, for the following: (i) each person who served as our principal executive officer during the Transition Period; (ii) our two most highly compensated executive officers, other than our principal executive officer, during the Transition Period, who were serving as executive officers, as determined in accordance with the rules and regulations promulgated by the SEC, as of December 31, 2015, with compensation during the Transition Period of $100,000 or more and (iii) a certain individual who would have been one of the two most highly compensated executive officers, other than our principal executive officer, as of December 31, 2015, with compensation during the Transition Period of $100,000 or more, but for the fact that he was not serving as an executive officer at the end of the Transition Period (the “Named Executive Officers”).

The following table sets forth the names and positions of our Named Executive Officers for 2015:

Name	Position
Robert W. Clarke, Ph.D.	President, Chief Executive Officer, Director
William E. Duke, Jr.	Chief Financial Officer
David L. Hava, Ph.D.	Chief Scientific Officer
Hojabr Alimi	Former Chief Executive Officer, Chief Science Officer and Chairman of the Board
Sameer Harish	Former Chief Financial Officer

In connection with the closing of the Merger, on June 15, 2015, Messrs. Alimi and Harish resigned from their positions as our Chief Executive Officer and Chief Science Officer, and Chief Financial Officer, respectively. As of the effective time of the Merger, Dr. Clarke and Dr. Hava were appointed as our President and Chief Executive Officer, and Chief Scientific Officer, respectively. Mr. Duke was appointed as our Chief Financial Officer on June 24, 2015.

Summary Compensation Table

The following table sets forth total compensation paid to the Named Executive Officers for the Transition Period and the fiscal year ended March 31, 2015.

Summary Compensation Table

Fiscal Year 2014 and 2015 Transition Period

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)		Total ($)
Robert W. Clarke, Ph.D.	2015	220,635	115,500	(4)	—		5,097,809	(5)	—	—	208	(6)	5,434,152
(Chief Executive Officer)(3)	2014	—	—		—		—		—	—	—		—

William E. Duke, Jr.	2015	160,385	91,250	(8)	—		1,756,982		—	—	3,423	(9)	2,012,040
(Chief Financial Officer) (7)	2014	—	—		—		—		—	—	—		—

David L. Hava, Ph.D.	2015	163,327	64,125	(4)	—		2,291,951				2,397	(10)	2,521,800
(Chief Scientific Officer) (3)	2014	—	—		—		—		—	—	—		—

Hojabr Alimi	2015	79,968	—		3,125,005	(12)	—		—	—	589,163	(13)	3,794,136
(Former Chief Executive Officer and Former Chief Science Officer) (11)	2014	375,000	—		939,047		764,005		—	—	50,856	(14)	2,128,908

Sameer Harish	2015	46,930	—		1,037,502	(15)	—		—	—	364,163	(16)	1,448,595
(Former Chief Financial Officer) (11)	2014	225,000	—		563,850		95,800		—	—	7,961	(17)	892,611

(1)	Amounts reported as “2014” are from the period April 1, 2014 – March 31, 2015. In connection with the Merger, on June 15, 2015, we changed our fiscal year end to December 31. Accordingly, amounts reported as “2015” are for the Transition Period of April 1, 2015 to December 31, 2015.
(2)	In accordance with SEC rules, this column reflects the aggregate fair value of the stock awards and option awards granted during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions. The assumptions made in the valuation of the share-based payments are contained in Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2015 in our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)	Began to serve on June 15, 2015.
(4)	Represents portion of annual performance bonus for the nine (9) month Transition Period.
(5)	Includes the grant date fair value of certain performance-based awards based on the probable outcome of the performance condition as of the grant date, which totaled $1,500,701. The maximum potential value of such awards was $1,500,701.
(6)	Represents payment made by the Company of life, AD&D and LTD premiums in the amount of $208.
(7)	Began to serve on June 24, 2015.
(8)	Represents $30,000 sign-on bonus and $61,250 annual performance bonus.
(9)	Represents Company 401(k) plan contributions of $3,231 and payment made by the Company for life, AD&D and LTD premiums in the amount of $192.
(10)	Represents Company 401(k) plan contributions of $2,189 and payment made by the Company for life, AD&D and LTD premiums in the amount of $208.
(11)	Resigned from such position and began to serve as a consultant effective June 15, 2015.
(12)	In connection with receipt of this award, Mr. Alimi agreed to forfeit his then outstanding equity awards.
(13)	Represents a lump-sum payment of $562,500 and premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in the amount of $26,663 paid in connection with a change in job responsibilities.
(14)	Includes Company matching 401(k) contributions of $8,654 and Company paid vacation of $42,202.
(15)	In connection with receipt of this award, Mr. Harish agreed to forfeit his then outstanding equity awards.
(16)	Represents a lump-sum payment of $337,500 and COBRA premiums in the amount of $26,663 paid in connection with a change in job responsibilities.
(17)	Represents Company matching 401(k) contributions in the amount of $7,961.

Narrative Disclosure to Summary Compensation Table

Executive Employment Agreements

We have entered into executive employment agreements with each of our Named Executive Officers who have served with us as an executive officer since the Merger. The executive employment agreements provide for “at will” employment and set forth the terms and conditions of employment, including annual base salary, discretionary bonus opportunities, benefits and eligibility to participate in our employee benefit plans and programs. As a condition of their employment, our Named Executive Officers were each required to execute our standard proprietary information, inventions and non-competition agreement. The material terms of these executive employment agreements are summarized below.

Dr. Clarke

Salary

Dr. Clarke began 2015 with an annual base salary of $302,356 that was increased to $323,522 in February 2015, in connection with raises of the same percentage that were given to all employees at the time. In connection with the completion of the Merger, Dr. Clarke’s annual base salary was increased to $385,000 in June 2015. In February 2016, Dr. Clarke’s annual base salary increased to $398,475. Dr. Clarke’s salary is subject to review and adjustment by the Board.

Bonus

If our Board approves an annual performance and retention bonus for any fiscal year, Dr. Clarke may be eligible to receive a bonus of up to thirty percent (30%) of his current annual base salary, based on the individual and corporate performance determined by our Board. For services performed in 2014, in June 2015, Dr. Clarke was awarded a bonus in the amount of $97,056. In connection with the completion of the Merger, Dr. Clarke’s bonus target was raised to forty percent (40%) of his annual base salary. In February 2016, the Board authorized and the Company paid Dr. Clarke a performance bonus at the target level of $154,000 for the service period of January 1, 2015 through December 31, 2015 based on achievement of 2015 individual and corporate performance objectives.

Equity Compensation

In 2015, Dr. Clarke was granted options to purchase 585,001 shares of our common stock, with a date of grant of June 16, 2015 and at an exercise price of $11.80 per share, and 55,426 shares of our common stock, with a date of grant of June 24, 2015 and at an exercise price of $11.00 per share, pursuant to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”). To the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the stock options were intended to be “incentive stock options”, and to the extent not so allowable, nonqualified stock options. 177,096 of the options granted on June 16, 2015 and 11,085 of the options granted on June 24, 2015 were subject to performance-based vesting conditions (the “Clarke Performance-Based Options”), and the remaining 407,907 of the options granted on June 15, 2015 and 44,341 of the options granted on June 24, 2015 were subject to time-based vesting conditions (the “Clarke Time-Based Options”). All of the Clarke Performance-Based Options shall become exercisable upon the earlier to occur, on or before December 15, 2016, of the Company (1) receiving net proceeds equal to or greater than $15 million in non-dilutive funding or (2) closing in-license of post-IND clinical stage asset in accordance with terms approve by the Board. Twenty-five percent (25%) of the Clarke Time-Based Options vested upon grant, with an additional 2.08333% vesting on the first day of each month thereafter, provided Dr. Clarke is an employee, director, or consultant of our company or an affiliate of our company on the applicable vesting date. On February 3, 2016, Dr. Clarke received a stock option to purchase 318,000 shares of the Company’s common stock at an exercise price of $2.80 per share, which was the closing price on the grant date. The option provides for a ten year term and vests over four years with twenty-five percent (25%) vesting on the first anniversary of option date and the remaining seventy-five percent (75%) vesting in equal installments on a monthly basis thereafter, subject to Dr. Clarke’s continued employment.

Termination Benefits

If Dr. Clarke’s employment is terminated (i) by the Company without cause or (ii) by Dr. Clarke for good reason, then the Company must pay Dr. Clarke, in addition to any then-accrued and unpaid obligations owed to him, (x) twelve (12) months of his then-current base salary, (y) fifty percent (50%) of a pro rata portion of the bonus for the year in which the termination occurs, based on year-to-date performance as determined by the Company’s Board, or a committee thereof, and (z) up to twelve (12) months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, all unvested equity awards held by Dr. Clarke that would have vested during the twenty-four (24) months following the termination date will immediately vest and become exercisable. If Dr. Clarke’s employment is terminated (i) by the Company without cause or (ii) by Dr. Clarke for good reason, within twelve (12) months following a change in control, then Dr. Clarke shall be entitled to receive, in addition to any then-accrued and unpaid obligations owed to him, (x) a lump sum payment equal to twelve (12) months of his then-current base salary and a pro rata portion of the target bonus for the year in which the termination occurs, and (y) up to twelve (12) months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, in that case, all unvested equity awards will immediately vest and become exercisable. Receipt of Dr. Clarke’s severance and other termination benefits is subject to his execution of a release of claims and his compliance with the restrictive covenants contained in his agreements with the Company.

Under Dr. Clarke’s employment agreement, “good reason” is defined as (i) relocation of Dr. Clarke’s principal business location to a location more than fifty (50) miles from his then-current business location; (ii) a material diminution in Dr. Clarke’s duties, authority or responsibilities; or (iii) a material reduction in Dr. Clarke’s base salary; provided that (A) Dr. Clarke provides the Company with written notice that he intends to terminate his employment for good reason within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Dr. Clarke terminates his employment within sixty five (65) days from the date that good reason first occurs.

Retirement Plans

We maintain a 401(k) retirement savings plan for which Dr. Clarke is eligible to participate on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan.

Employee Benefits and Perquisites

Dr. Clarke is eligible to participate in our health and welfare plans, including:

•	medical and dental benefits;

•	short-term and long-term disability insurance; and

•	life insurance.

No Tax Gross-Ups

We do not make gross-up payments to cover Dr. Clarke’s personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Mr. Duke

Salary

During 2015, Mr. Duke received an annual base salary of $300,000 to compensate him for services rendered to us as our chief financial officer and a sign-on bonus of $30,000. Effective February 1, 2016, Mr. Duke’s annual base salary increased to $306,125. Mr. Duke’s salary is subject to review and adjustment by the Board.

Bonus

Mr. Duke is eligible to receive an annual performance and retention bonus of up to thirty-five percent (35%) of his then-current annual base salary, based upon achievement of individual and corporate performance objectives as determined by the Company’s Board or a committee thereof. In February 2016, Mr. Duke received a performance bonus of $61,250 based on achievement of 2015 individual and corporate performance objectives.

Equity Compensation

On June 24, 2015, Mr. Duke received a stock option to purchase 235,224 shares of the Company’s common stock at an exercise price of $11.00 per share, which was the closing price on the grant date. The option provides for a ten year term and vests over four years, with twenty-five percent (25%) vesting on the first anniversary of his June 22, 2015 start date and the remaining seventy-five percent (75%) vesting in equal installments on a monthly basis thereafter, provided Mr. Duke is an employee, director, or consultant of our Company or an affiliate of our Company on the applicable vesting date. On February 3, 2016, Mr. Duke received a stock option to purchase 150,200 shares of the Company’s common stock at an exercise price of $2.80 per share, which was the closing price on the grant date. The option provides for a ten year term and vests over four years, with twenty-five percent (25%) vesting on the first anniversary of the date of grant and the remaining seventy-five percent (75%) vesting in equal installments on a monthly basis thereafter, provided Mr. Duke is an employee, director, or consultant of our Company or an affiliate of our Company on the applicable vesting date.

Termination Benefits

If Mr. Duke’s employment is terminated (i) by the Company without cause or (ii) by Mr. Duke for good reason, then the Company must pay Mr. Duke, in addition to any then-accrued and unpaid obligations owed to him, (x) nine (9) months of his then-current base salary, (y) seventy-five percent (75%) of a pro rata portion of the bonus for the year in which the termination occurs, based on year-to-date performance as determined by the Company’s Board, or a committee thereof, and (z) up to nine (9) months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, all unvested equity awards held by Mr. Duke that would have vested during the nine (9) months following the termination date will immediately vest and become exercisable. If Mr. Duke’s employment is terminated (i) by the Company without cause or (ii) by Mr. Duke for good reason, within twelve (12) months following a change in control, then Mr. Duke shall be entitled to receive, in addition to any then-accrued and unpaid obligations owed to him, (x) a lump sum payment equal to twelve (12) months of his then-current base salary and a pro rata portion of the target bonus for the year in which the termination occurs, and (y) up to twelve (12) months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, in that case, all unvested equity awards will immediately vest and become exercisable. Receipt of Mr. Duke’s severance and other termination benefits is subject to his execution of a release of claims and his compliance with the restrictive covenants contained in his agreements with the Company.

Under Mr. Duke’s employment agreement, “good reason” is defined as (i) relocation of Mr. Duke’s principal business location to a location more than fifty (50) miles from his then-current business location; (ii) a material diminution in Mr. Duke’s duties, authority or responsibilities; or (iii) a material reduction in Mr. Duke’s base salary; provided that (A) Mr. Duke provides the Company with written notice that he intends to terminate his employment for good reason within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Mr. Duke terminates his employment within sixty five (65) days from the date that good reason first occurs.

Retirement Plans

We maintain a 401(k) retirement savings plan for which Mr. Duke is eligible to participate on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan.

Employee Benefits and Perquisites

Mr. Duke is eligible to participate in our health and welfare plans, including:

•	medical and dental benefits;

•	short-term and long-term disability insurance; and

•	life insurance.

No Tax Gross-Ups

We do not make gross-up payments to cover Mr. Duke’s personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Dr. Hava

Salary

Dr. Hava began 2015 with an annual base salary of $244,007 that was increased to $261,087 in February 2015, in connection with raises of the same percentage that were given to all employees at the time. In connection with the completion of the Merger, Dr. Hava’s annual base salary was increased to $285,000 in June 2015. In February 2016, Dr. Hava’s annual base salary increased to $294,975. Dr. Hava’s salary is subject to review and adjustment by the Board.

Bonus

If our Board approves an annual performance and retention bonus for any fiscal year, Dr. Hava may be eligible to receive a bonus of up to twenty-two percent (22%) of his current annual base salary, based on the individual and corporate performance determined by our chief executive officer. For services performed in 2014, in June 2015, Dr. Hava was awarded a bonus in the amount of $57,439. In connection with the completion of the Merger, Dr. Hava’s bonus target was raised to thirty percent (30%) of his annual base salary. In February 2016, the Board authorized and the Company paid Dr. Hava a performance bonus at the target level of $85,500 for the service period of January 1, 2015 through December 31, 2015 based on achievement of 2015 individual and corporate performance objectives.

Equity Compensation

In 2015, Dr. Hava was granted options to purchase 267,129 shares of our common stock, with a date of grant of June 16, 2015 and at an exercise price of $11.80 per share, and 20,508 shares of our common stock, with a date of grant of June 24, 2015 and at an exercise price of $11.00 per share, pursuant to the 2013 Plan. To the extent allowable under Section 422 of the Code, the stock options were intended to be “incentive stock options”, and to the extent not so allowable, nonqualified stock options. 2.08333% of the options vest in equal installments on a monthly basis, provided Dr. Hava is an employee, director, or consultant of our Company or an affiliate of our

Company on the applicable vesting date. On February 3, 2016, Dr. Hava received a stock option to purchase 150,200 shares of the Company’s common stock at an exercise price of $2.80 per share, which was the closing price on the grant date. The option provides for a ten year term and vests over four years, with twenty-five percent (25%) vesting on the first anniversary of the date of grant and the remaining seventy-five percent (75%) vesting in equal installments on a monthly basis thereafter, provided Dr. Hava is an employee, director, or consultant of our Company or an affiliate of our Company on the applicable vesting date.

Termination Benefits

If Dr. Hava’s employment is terminated (i) by the Company without cause or (ii) by Dr. Hava for good reason, then the Company must pay Dr. Hava, in addition to any then-accrued and unpaid obligations owed to him, (x) nine (9) months of his then-current base salary, (y) fifty percent (50%) of a pro rata portion of the bonus for the year in which the termination occurs, based on year-to-date performance as determined by the Board, or a committee thereof, and (z) up to nine (9) months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, all unvested equity awards held by Dr. Hava that would have vested during the twelve (12) months following the termination date will immediately vest and become exercisable. If Dr. Hava’s employment is terminated (i) by the Company without cause or (ii) by Dr. Hava for good reason, within twelve (12) months following a change in control, then Dr. Hava shall be entitled to receive, in addition to any then-accrued and unpaid obligations owed to him, (x) a lump sum payment equal to nine (9) months of his then-current base salary and a pro rata portion of the target bonus for the year in which the termination occurs, and (y) up to nine (9) months of COBRA health insurance premiums at the Company’s then-normal rate of contribution. In addition, in that case, all unvested equity awards will immediately vest and become exercisable. Receipt of Dr. Hava’s severance and other termination benefits is subject to his execution of a release of claims and his compliance with the restrictive covenants contained in his agreements with the Company.

Under Dr. Hava’s employment agreement, “good reason” is defined as (i) relocation of Dr. Hava’s principal business location to a location more than fifty (50) miles from his then-current business location; (ii) a material diminution in Dr. Hava’s duties, authority or responsibilities; or (iii) a material reduction in Dr. Hava’s base salary; provided that (A) Dr. Hava provides the Company with written notice that he intends to terminate his employment for good reason within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Dr. Hava terminates his employment within sixty five (65) days from the date that good reason first occurs.

Retirement Plans

We maintain a 401(k) retirement savings plan for which Dr. Hava is eligible to participate on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan.

Employee Benefits and Perquisites

Dr. Hava is eligible to participate in our health and welfare plans, including:

•	medical and dental benefits;

•	short-term and long-term disability insurance; and

•	life insurance.

No Tax Gross-Ups

We do not make gross-up payments to cover Dr. Hava’s personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Mr. Alimi

On March 21, 2013, we entered into an employment agreement with an effective date of February 4, 2013 (the “Alimi Employment Agreement”) with Hojabr Alimi to reflect his role and responsibilities as President and Chief Executive Officer. The Alimi Employment Agreement provided for an annual base salary of $375,000, subject to increase (but not decrease), as determined by our Board. Mr. Alimi could also receive stock options and/or other stock-based awards as determined by us in our sole discretion. Additionally, Mr. Alimi was eligible to participate in our bonus plans and incentive plans as established from time to time by us. The Alimi Employment Agreement also provided for payments to Mr. Alimi in the event of termination without cause or resignation by Mr. Alimi for Good Reason, as such terms were defined in the Alimi Employment Agreement. In the event Mr. Alimi was terminated without cause or resigns for Good Reason, in addition to any then-accrued and unpaid obligations to him, he was entitled to (i) a lump severance payment equal to twenty-four (24) times the average monthly base salary paid to Mr. Alimi over the preceding twelve (12) months (or for the term of Mr. Alimi’s employment with us if less than twelve (12) months); (ii) automatic vesting of all unvested options and other equity awards; (iii) the extension of exercisability of all options and other equity awards to at least twelve (12) months following the date Mr. Alimi terminates employment or, if earlier, until the option expires; (iv) up to one year (the lesser of one year following the date of termination or until Mr. Alimi becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and (v) a full gross up of any excise taxes payable by Mr. Alimi under Section 4999 of the Code because of the foregoing payments and acceleration (including the reimbursement of any additional federal, state and local taxes payable as a result of the gross up), subject to the restrictions of Section 409A of the Code.

Under the Alimi Employment Agreement, “Good Reason” was defined as the occurrence of one or more of the following without Mr. Alimi’s consent: (i) the assignment of Mr. Alimi to duties materially inconsistent with Mr. Alimi’s authorities, responsibilities, and status (including titles and reporting requirements) as Chief Executive Officer, or a material reduction or alteration in the nature or status of Mr. Alimi’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is remedied by the company promptly after receipt of notice thereof given by Mr. Alimi; (ii) a reduction by us in Mr. Alimi’s base salary as in effect on the effective date or as the same shall be increased from time to time, or our failure to otherwise satisfy our compensation obligations to Mr. Alimi under the Alimi Employment Agreement, after notice by Mr. Alimi and a reasonable opportunity to cure; or (iii) the failure by us to obtain a satisfactory agreement from any successor of our Company to assume and agree to perform the Alimi Employment Agreement. Mr. Alimi could terminate his employment for any reason upon at least sixty (60) days’ prior written notice to us.

Receipt of the termination benefits described above was contingent on Mr. Alimi’s execution of a general release of claims against us, our subsidiaries, and our affiliates; his resignation from any and all directorships and every other position held by him with us and each of our affiliates, including but not limited to the board of directors of Oculus; and his return to us and our affiliates (the “Company Group”) of all property belonging to the Company Group, received from or on account of us, any other entity in the Company Group, or any of the Company Group’s respective affiliates by Mr. Alimi. In addition, Mr. Alimi would not be entitled to such benefits if he did not comply with the non-competition and invention assignment provisions of the Alimi Employment Agreement during the term of his employment, or the confidentiality provisions of the Alimi Employment Agreement, whether during or after the term of his employment. Furthermore, we were under no obligation to pay the above-mentioned benefits if Mr. Alimi did not comply with the non-solicitation provisions of the Alimi Employment Agreement prohibiting Mr. Alimi from interfering with our business relations or those of any other entity in the Company Group, and from soliciting employees of any entity in the Company Group, which provisions applied during the term of employment and would have applied for two years following termination.

On January 31, 2014, in connection with our entry into various amendments to our commercial agreements with Oculus, Oculus guaranteed the payment of Mr. Alimi’s severance in an amount not to exceed $385,000, under certain circumstances.

On November 28, 2014, the compensation committee of our Board approved an amended and restated employment agreement for Mr. Alimi which superseded the employment agreement previously in effect between us and Mr. Alimi. Mr. Alimi’s prior employment agreement initially went into effect when we were a wholly-owned subsidiary of Oculus and Mr. Alimi was the chairman of the board of directors of Oculus. The amended and restated employment agreement primarily removed all references to Oculus and other legacy references related to the Company being a subsidiary of Oculus.

The amended and restated employment agreement continued to provide for an annual base salary of $375,000, subject to increase, as determined by our Board. The amended and restated employment agreement further provided for payments to Mr. Alimi in the event of termination without cause or resignation by Mr. Alimi for good reason, as such terms were defined in the amended and restated employment agreement. In the event that Mr. Alimi was terminated without cause or resigned for good reason, in addition to any then-accrued and unpaid obligations to him, he was entitled to: (i) a lump severance payment equal to twenty-four (24) times the average monthly base salary paid to Mr. Alimi over the preceding twelve (12) months; (ii) up to one (1) year (the lesser of one (1) year following the date of termination or until Mr. Alimi would become eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; (iii) automatic vesting of all unvested options and other equity awards. In addition, if we consummated a change of control all equity awards granted by us that were then-outstanding and unvested would become fully vested and exercisable immediately prior to and subject to the consummation of the change of control. We would also reimburse Mr. Alimi for any excise taxes owed by him under Section 280G and Section 4999 of the Code because of any acceleration of the equity awards (including a gross up of any additional federal, state and local taxes payable as a result of the reimbursement of the tax payments). Furthermore, we would reimburse Mr. Alimi for relocation expenses if our principal executive offices were moved or he was required to relocate, subject to certain conditions. Mr. Alimi could have terminated his employment for any reason upon at least sixty (60) days’ prior written notice to us.

Receipt of the termination benefits described above was contingent on Mr. Alimi’s execution of a general release of claims against us, our subsidiaries and our affiliates; his resignation from any and all directorships and every other position held by him with us and each of our subsidiaries; and his return to us and our affiliates or the Company Group (as such term is defined in the employment agreement), of all property belonging to the Company Group, received from or on account of the Company Group, or any other entity of the Company Group, or any of the Company Group’s respective affiliates by Mr. Alimi. In addition, Mr. Alimi was not entitled to such benefits if he did not comply with the non-competition and invention assignment provisions of the employment agreement during the term of his employment, or the confidentiality provisions of the employment agreement, whether during or after the term of his employment. Furthermore, we were under no obligation to pay the above-mentioned benefits if Mr. Alimi did not comply with the non-solicitation provisions of the employment agreement prohibiting Mr. Alimi from interfering with our business relations or those of any other entity in the Company Group and from soliciting employees of any entity in the Company Group, which provisions applied during the term of employment and would have applied for two years following termination.

On March 13, 2015, we entered into a new employment agreement (the “New Alimi Agreement”) with Mr. Alimi that became effective at the effective time of the Merger on June 15, 2015. Pursuant to the New Alimi Agreement, Mr. Alimi’s prior employment agreement with us terminated. Additionally, any and all stock options and restricted stock units previously granted to Mr. Alimi that remained outstanding as of the effective time of the Merger were terminated and forfeited.

The New Alimi Agreement provides for a one year term which may only be earlier terminated with Mr. Alimi’s written consent or in the event that he (i) is convicted of, or pleads guilty to, a felony under the laws of the United States, (ii) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct, subject to certain exceptions, (iii) materially violates the New Alimi Agreement and does not cure such violation with fourteen (14) days of its occurrence or (iv) willfully fails to comply with reasonable directives that are communicated in writing and Mr. Alimi fails to cure the issue within seven (7) days from such written communication.

Mr. Alimi’s duties under the New Alimi Agreement consist of, among other things, general corporate matters, matters related to the RUT58-60 drug asset and assisting with the search for potential buyers or licensees of the our hypochlorous acid (“HOCl”) drug candidate. As compensation, Mr. Alimi is entitled to receive a gross hourly rate of $25.00 for his services, less customary tax and withholdings. Mr. Alimi’s employment agreement requires him to be available to perform his services for up to twenty-four (24) hours per calendar quarter but is not authorized to work more than eight (8) hours per day or forty (40) hours per week, unless directed otherwise and with Mr. Alimi’s consent. Mr. Alimi is also entitled to reimbursement for reasonable business expenses.

In addition to his hourly wages, the New Alimi Agreement entitled Mr. Alimi to the following additional compensation:

•	a lump-sum payment in the amount of $547,600, less taxes and other withholdings;

•	a lump-sum equivalent to one hundred percent (100%) of Mr. Alimi’s premiums under COBRA for one year, in the same amounts for the same medical coverage as in effect as of the effective time of the Merger; and

•	a grant of a number of restricted stock units pursuant to the 2013 Plan equal to the lesser of (i) 372,000 or (ii) the quotient of $3,125,000 divided by the fair market value of the common stock of the combined company as of the effective time of the Merger, based on an evaluation by PricewaterhouseCoopers (“PWC”) in consultation with Mr. Alimi, with such restricted stock units vesting as follows: (i) a number of restricted stock units equal to the lesser of (a) 372,000 or (b) such number of restricted stock units with an aggregate value equal to $1,400,000 shall be fully vested at the effective time of the Merger and (ii) an amount equal to twenty-five percent (25%) of the restricted stock units unvested as of the effective time of the Merger will vest on a quarterly basis over the following twelve (12) months.

Pursuant to the New Alimi Agreement, on July 29, 2015, we awarded Mr. Alimi 247,036 restricted stock units. 110,672 of the restricted stock units vested on the date of grant, and the remaining units began vesting in equal installments on each three-month anniversary of the effective date of the Merger. The shares of common stock underlying the units that were vested on the date of grant are deliverable on the first trading day following the first anniversary of the effective date of the Merger, and the remaining shares of common stock underlying units are deliverable on the first trading day following the first anniversary of their vesting dates.

The New Alimi Agreement also contains a noncompetition provision which, subject to certain exceptions, provides that for a period of one (1) year following the effective time of the Merger, Mr. Alimi will not, in the geographic regions where we conduct business, (i) engage in, participate in or acquire any financial or beneficial interest in a business engaged in any HOCl based therapies designed to prevent and/or treat infections in certain post-operative invasive surgeries, including the businesses of PuriCore plc and Novabay Pharmaceuticals, Inc., or (ii) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship between us and any other person related to our HOCl business. Additionally, the New Alimi Agreement contains customary nonsolicitation provisions and required that Mr. Alimi must execute an additional, separate noncompetition agreement with Oculus, which was executed on March 13, 2015. Mr. Alimi’s noncompetition agreement with Oculus provided that, until March 13, 2016, Mr. Alimi would not (i) engage in any business for his own account or otherwise derive any personal benefit from any business that competes with Oculus or its affiliates, (ii) become employed by, or render services to, any person engaged in any business that competes with Oculus or its affiliates, (iii) acquire a financial interest in any entity engaged in any business that competes with Oculus or its affiliates or (iv) interfere with the business relationships between Oculus and its affiliates, customers, suppliers and employees, among others.

In the event that we sell the rights to our HOCl drug candidate, we further agreed to cause the buyer of such assets to assume our obligations under the New Alimi Agreement, and to cause any remaining unvested restricted stock units granted to Mr. Alimi under the employment agreement to fully vest.

Mr. Harish

On February 1, 2013, and as amended on May 23, 2013, Oculus entered into an employment letter with Sameer Harish to reflect his roles and responsibilities as Chief Financial Officer of our company (the “Harish Employment Letter”). Mr. Harish’s employment was contingent upon, in addition to proof of identity, his signing of a Proprietary Information and Inventions Agreement and a Confidentiality Agreement with Oculus. Pursuant to the terms of the Harish Employment Letter, Mr. Harish was entitled to receive an annual base salary of $225,000.

On June 24, 2014, our compensation committee approved an employment agreement for Mr. Harish (the “Harish Employment Agreement”), which replaced the offer letter previously in effect between us and Mr. Harish. The Harish Employment Agreement continued to provide for an annual base salary of $225,000, subject to increase, as determined by our Board. Mr. Harish could also receive stock options and/or other stock-based awards as determined by us in our sole discretion. In addition, Mr. Harish was eligible to participate in our bonus plans and incentive plans that we established from time to time, as well as all employee pension and welfare benefit plans and programs made available by us to our senior-level employees generally. The Harish Employment Agreement further provided for payments to Mr. Harish in the event of termination without cause or resignation by Mr. Harish for good reason, as such terms were defined in the Harish Employment Agreement. In the event that Mr. Harish was terminated without cause or resigns for good reason, in addition to any then-accrued and unpaid obligations to him, he was entitled to: (i) a lump severance payment equal to 18 times the average monthly base salary paid to Mr. Harish over the preceding twelve (12) months; (ii) up to one year (the lesser of one year following the date of termination or until Mr. Harish would become eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and (iii) automatic vesting of all unvested options and other equity awards; provided that in the event Mr. Harish resigned for good reason prior to a change of control, only the vesting of the restricted stock units granted by us on May 12, 2014 would be accelerated. In addition, if we consummated a change of control, all equity awards granted by us that were then-outstanding and unvested would become fully vested and exercisable immediately prior to and subject to the consummation of the change of control. We would also reimburse Mr. Harish for any excise taxes owed by him under Section 280G and Section 4999 of the Code because of any acceleration of the equity awards (including a gross up of any additional federal, state and local taxes payable as a result of the reimbursement of the tax payments). Mr. Harish could terminate his employment for any reason upon at least sixty (60) days’ prior written notice to us.

Receipt of the termination benefits described above was contingent on Mr. Harish’s execution of a general release of claims against us, our subsidiaries and our affiliates; his resignation from any and all directorships and every other position held by him with us and each of our subsidiaries; and his return to the Company Group of all property belonging to the Company Group, received from or on account of the Company Group, or any other entity of the Company Group, or any of the Company Group’s respective affiliates by Mr. Harish. In addition, Mr. Harish was not entitled to such benefits if he did not comply with the non-competition and invention assignment provisions of the Harish Employment Agreement during the term of his employment, or the confidentiality provisions of the Harish Employment Agreement, whether during or after the term of his employment. Furthermore, we would be under no obligation to pay the above-mentioned benefits if Mr. Harish did not comply with the non-solicitation provisions of the Harish Employment Agreement prohibiting Mr. Harish from interfering with our business relations or those of any other entity in the Company Group and from soliciting employees of any entity in the Company Group, which provisions applied during the term of employment and would have applied for two years following termination.

On March 13, 2015, we entered into a new employment agreement (the “New Harish Agreement”) with Mr. Harish that became effective at the effective time of the Merger on June 15, 2015. Pursuant to the New Harish Agreement, at the effective time of the Merger, the New Harish Agreement terminated. Additionally, any and all stock options and restricted stock units previously granted to Mr. Harish that remained outstanding as of the effective time of the Merger were terminated and forfeited.

The New Harish Agreement provides for a one year term which may only be earlier terminated with Mr. Harish’s written consent or in the event that he (i) is convicted of, or pleads guilty to, a felony under the laws of the United States, (ii) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct, subject to certain exceptions, (iii) materially violates the employment agreement and does not cure such violation with fourteen (14) days of its occurrence or (iv) willfully fails to comply with reasonable directives that are communicated in writing, and Mr. Harish fails to cure the issue within seven (7) days from such written communication.

Mr. Harish’s duties under the New Harish Agreement consist of, among other things, general corporate matters, matters related to the RUT58-60 drug asset and assisting with the search for potential buyers or licensees of our HOCl drug candidate. As compensation, Mr. Harish is entitled to receive a gross hourly rate of $25.00 for his services, less customary tax and withholdings. Mr. Harish’s employment agreement requires him to be available to perform his services for up to twenty-four (24) hours per calendar quarter but is not authorized to work more than eight (8) hours per day or forty (40) hours per week, unless directed otherwise and with Mr. Harish’s consent. Mr. Harish is also entitled to reimbursement for reasonable business expenses.

In addition to his hourly wages, the New Harish Agreement entitled Mr. Harish to the following additional compensation:

•	a lump-sum payment in the amount of $337,500, less taxes and other withholdings;

•	a lump-sum equivalent to one hundred percent (100%) of Mr. Harish’s premiums under COBRA for one year, in the same amounts for the same medical coverage as in effect as of the effective time of the Merger; and

•	a grant of a number of restricted stock units pursuant to the 2013 Plan equal to the lesser of (i) 142,000 or (ii) the quotient of $1,037,500 divided by the fair market value of the common stock of the combined company as of the effective time, based on an evaluation by PWC in consultation with Mr. Harish, with such restricted stock units vesting as follows: (i) a number of restricted stock units equal to the lesser of (a) 142,000 or (b) such number of restricted stock units with an aggregate value equal to $250,000 shall be fully vested at the effective time of the Merger and (ii) an amount equal to twenty-five percent (25%) of the restricted stock units unvested as of the effective time of the Merger will vest on a quarterly basis over the following twelve (12) months.

Pursuant to the New Harish Agreement, on July 29, 2015, we awarded Mr. Harish 82,016 restricted stock units. 19,763 of the restricted stock units vested on the date of grant, and the remaining units began vesting in equal installments on each three-month anniversary of the effective date of the Merger. The shares of common stock underlying the units that were vested on the date of grant are deliverable on the first trading day following the first anniversary of the effective date of the Merger, and the remaining shares of common stock underlying units are deliverable on the first trading day following the first anniversary of their vesting dates.

The New Harish Agreement also contains a noncompetition provision which, subject to certain exceptions, provides that for a period of one (1) year following the effective time of the Merger, Mr. Harish will not, in the geographic regions where we conduct business, (i) engage in, participate in or acquire any financial or beneficial interest in a business engaged in any HOCl based therapies designed to prevent and/or treat infections in certain post-operative invasive surgeries, including the businesses of PuriCore plc and Novabay Pharmaceuticals, Inc., or (ii) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship between us and any other person related to our HOCl business. Additionally, the New Harish Agreement contains customary nonsolicitation provisions.

In the event that we sell the rights to our HOCl drug candidate, we further agreed to cause the buyer of such assets to assume our obligations under the New Harish Agreement and to cause any remaining unvested restricted stock units granted to Mr. Harish under the employment agreement to fully vest.

Lock-up Agreements

In connection with the restricted stock units granted to Messrs. Alimi and Harish under their respective employment agreements, we entered into lock-up agreements with Messrs. Alimi and Harish on March 13, 2015. The lock-up agreements generally prohibit Messrs. Alimi and Harish from, without first obtaining our prior written consent, selling, transferring or otherwise disposing of any of (i) the unvested restricted stock units or (ii) the vested restricted stock units, for six (6) months following the delivery date of such restricted stock units (the “Lock-up Period”). Specifically, pursuant to the lock-up agreements, Messrs. Alimi and Harish are restricted from taking the following actions, directly or indirectly, with respect to the unvested restricted stock units and the vested restricted stock units during the Lock-up Period, subject to certain exceptions:

•	offering, pledging, selling or contracting to sell any of such restricted stock units;

•	selling any option or contract to purchase any of such restricted stock units;

•	purchasing any option or contract to sell of such restricted stock units;

•	granting any option, right or warrant for the sale of such restricted stock units;

•	lending or otherwise disposing of or transferring any of such restricted stock units; or

•	entering into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The lock-up agreements terminate on the date that is six (6) months after the date that the last vested restricted stock units are delivered.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards that have been previously awarded to each of our Named Executive Officers and which remain outstanding as of December 31, 2015:

Outstanding Equity Awards at Fiscal Year End Table

2015 Transition Period

Option Awards

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Robert W. Clarke, Ph.D.	7,190	(1)	—	—	2.21	02/10/2020
	2,413	(1)	—	—	2.21	05/24/2020
	11,855	(1)	—	—	2.21	06/15/2021
	23,710	(1)	—	—	2.03	06/08/2022
	107,690	(2)	24,941	—	2.03	09/18/2022
	38,378	(1)	—	—	2.03	09/18/2022
	65,625	(1)	—	—	1.88	10/11/2023
	152,965	(4)	254,942	—	11.80	06/16/2025
	—	(5)	—	177,094	11.80	06/16/2025
	16,627	(4)	27,714	—	11.00	06/24/2025
	—	(5)	—	11,085	11.00	06/24/2025
William E. Duke, Jr.	—	(2)	36,360	—	11.00	06/24/2025
	—	(2)	198,864	—	11.00	06/24/2025
David L. Hava, Ph.D.	3,555	(1)	—	—	2.21	02/10/2020
	804	(1)	—	—	2.20	05/24/2020
	2,668	(1)	—	—	2.21	02/03/2021
	2,964	(1)	—	—	2.21	06/15/2021
	5,557	(2)	371	—	2.03	06/08/2022
	11,855	(1)	—	—	2.03	06/08/2022
	10,052	(2)	2,989	—	2.03	12/14/2022
	14,819	(1)	—	—	1.88	08/26/2023
	33,390	(6)	233,739	—	11.80	06/16/2025
	2,563	(6)	17,945	—	11.00	06/24/2025
Hojabr Alimi	—		—	—	—	—
Sameer Harish	—		—	—	—	—

(1)	Fully vested.
(2)	Each of these options vests over a four (4) year period, with twenty-five percent (25%) vesting on the first anniversary of the date of grant and 2.083% vesting each month thereafter for the next thirty-six (36) months.
(3)	Each of these options vests over a two (2) year period, with fifty percent (50%) vesting on the first anniversary of the date of grant and 4.167% vesting each month thereafter for the next twelve (12) months.
(4)	Each of these options vests over a three (3) year period, with twenty-five percent (25%) vesting on the grant date and 2.083% vesting each month thereafter for the next thirty-six (36) months.
(5)	Each of these options vests as to one hundred percent (100%), if at all, upon the earlier to occur, on or before December 15, 2016 of the Company (a) receiving net proceeds equal to or greater than $15 million in non-dilutive funding or (b) closing in-license of post-IND clinical stage asset in accordance with the terns previously approved by the Board.

(6)	Each of these options vests over a four (4) year period, with 2.083% vesting each month thereafter for the next forty-eight (48) months.

Equity Awards

Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Robert W. Clarke, Ph.D.	—		—
William E. Duke, Jr.	—		—
David L. Hava, Ph.D.	—		—
Hojabr Alimi	68,182	(1)	$286,364.40
Sameer Harish	31,126	(2)	$130,729.20

(1)	Mr. Alimi’s total award was for 247,036 restricted stock units. At December 31, 2015, Mr. Alimi had 229,744 of vested restricted stock units that, per the New Alimi Agreement, were not delivered. Of the amount unvested at December 31. 2015, 34,091 vested on March 1, 2016 and 34,091 will vest on June 1, 2016. Per the New Alimi Agreement, the delivery of the related shares will be as follows: 110,672 on June 16, 2016, 34,091 on September 16, 2016, 34,091 on December 16, 2016, 34,091 on March 16, 2017, and 34,091 on June 16, 2017.
(2)	Mr. Harish’s total award was for 82,016 restricted stock units. At December 31, 2015, Mr. Harish had 50,890 of vested restricted stock units that, per the New Harish Agreement, were not delivered. Of the amount unvested at December 31. 2015, 15,563 vested on March 1, 2016 and 15,563 will vest on June 1, 2016. Per the New Harish Agreement, the delivery of the related shares will be as follows: 19,763 on June 16, 2016, 15,564 on September 16, 2016, 15,563 on December 16, 2016, 15,563 on March 16, 2017, and 15,563 on June 16, 2017.

Incentive Plans

We sponsor the Pulmatrix, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan, which we refer to as the 2013 Plan. The 2013 Plan was amended and restated at the effective time of the Merger to, among other things, (i) increase the number of shares of our common stock authorized under the plan, (ii) comply with the requirements imposed by Section 162(m) of the Code, and (iii) provide an increase in the number of shares of our common stock available for issuance under the 2013 Plan’s “evergreen” provision. As of December 31, 2015, the 2013 Plan provided for the grant of up to 2,713,261 shares of our common stock, of which 518,736 shares remained available for future grant at December 31, 2015. Effective January 1, 2016, under the 2013 Plan’s “evergreen” provision, the number of shares of our common stock available for issuance was increased by 737,288 shares to a total of 3,450,549 shares.

At the effective time of the Merger, we assumed Pulmatrix Operating’s 2013 Employee, Director and Consultant Equity Incentive Plan (the “Original 2013 Plan”) and Pulmatrix Operating’s 2003 Employee, Director, and Consultant Stock Plan (the “2003 Plan”). At the effective time of the Merger, we terminated the Original 2013 Plan as to future awards. The 2003 Plan expired on August 1, 2013; however, awards previously granted and outstanding prior to that date continue to remain in full force and effect according to their respective terms. A total of 97,906 and 567,296 shares of our common stock may be delivered under options outstanding as of December 31, 2015 under the Original 2013 Plan and the 2003 Plan, respectively, however, no additional awards may be granted under the Original 2013 Plan or the 2003 Plan. The 2003 Plan and Original 2013 Plan are collectively referred to as the “Old Pulmatrix Equity Plans.”

In connection with the Merger, all outstanding stock options of Pulmatrix Operating converted into stock options to purchase our common stock, subject to the Exchange Ratio. The conversion of the Pulmatrix Operating stock options for stock options to purchase our common stock was treated as a modification of the awards. The modification of the stock options did not result in any incremental compensation expense as the modification did not increase the fair value of the stock options.

2003 Plan and Original 2013 Plan

On August 1, 2003, Pulmatrix Operating adopted the 2003 Plan, which provided for awards of stock options and shares of Pulmatrix Operating common stock to certain employees, directors, and consultants who were selected for participation by the 2003 Plan’s administrator. At inception, 5,110 shares of Pulmatrix Operating common stock were authorized for issuance pursuant to the 2003 Plan. The 2003 Plan was amended from time to time to increase the maximum number of shares authorized for issuance pursuant to the plan, with the last such amendment increasing the total number of authorized shares to 18,740,350. The 2003 Plan expired on August 1, 2013; however, awards previously granted and outstanding prior to that date continued to remain in full force and effect according to their respective terms. As of March 30, 2016, 567,296 shares of our common stock may be issued pursuant to outstanding stock options under the 2003 Plan, and no additional awards may be granted under the 2003 Plan.

On August 26, 2013, Pulmatrix Operating adopted the Original 2013 Plan, which provides for awards of stock options, stock grants, and other stock-based awards to certain employees, directors, and consultants who were selected for participation by the Original 2013 Plan’s administrator. At inception, 1,646,224 shares of Pulmatrix Operating common stock, plus any shares of Pulmatrix Operating common stock represented by outstanding awards under the 2003 Plan that expired or were forfeited or cancelled without delivery of shares on or after August 26, 2013, were authorized for issuance pursuant to the Original 2013 Plan. The Original 2013 Plan was amended on October 11, 2013 to increase the total number of authorized shares to 5,292,237. As of March 30, 2016, 97,906 shares of our common stock may be issued pursuant to outstanding stock options under the Original 2013 Plan, and no additional awards may be granted under the Original 2013 Plan.

The Old Pulmatrix Equity Plans are administered by our compensation committee, which has been delegated to act on the Board’s behalf. The administrator has discretion to, among other things, interpret the Old Pulmatrix Equity Plans and make all rules and determinations necessary to administer the Old Pulmatrix Equity Plans, select those persons eligible to receive awards under the Old Pulmatrix Equity Plans, determine the number of shares of our stock subject to, and the terms and conditions of, awards under the Old Pulmatrix Equity Plans, amend outstanding awards and adopt any sub-plans applicable to residents of a specified jurisdiction in order to comply with or take advantage of such jurisdiction’s tax or other applicable laws.

Stock options granted under the Old Pulmatrix Equity Plans could either be “incentive stock options” within the meaning of Section 422 of the Code or “nonqualified stock options.” Incentive stock options may not have an exercise price per share of less than 100% (110% in the case of a participant who owns more than 10% of the combined voting power of Pulmatrix or an affiliate (a “10% Stockholder”)) of the fair market value of a share of our stock on the date of grant or a term longer than ten years (five years in the case of a 10% Stockholder). The exercise price per share of a nonqualified stock option granted under the Original 2013 Plan may not be less than 100% of the fair market value of a share of our stock on the date of grant, unless the option complies with Section 409A of the Code or is granted to a consultant to whom Section 409A of the Code does not apply. A stock grant awarded under the Old Pulmatrix Equity Plans will state the purchase price per share, if any, and may include the right for us to restrict or reacquire the shares covered by the award, subject to the terms and conditions of the applicable award agreement. Other stock-based awards permitted under the Original 2013 Plan include securities convertible into our stock, stock appreciation rights, phantom stock awards and stock units, and are intended to be exempt from or comply with Section 409A of the Code.

Participants in the Old Pulmatrix Equity Plans do not have any voting or other rights as a stockholder of Pulmatrix until the exercise of the award, payment of the aggregate exercise or purchase price, if any, and registration of the acquired shares in the participant’s name. Except as otherwise permitted by the administrator, awards granted under the Old Pulmatrix Equity Plans are transferable only by will or through the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant (or his or her legal representative).

Except as otherwise provided in an award agreement, if a participant’s employment with us or an affiliate is terminated for any reason, all unvested stock options granted under the Old Pulmatrix Equity Plans will expire and be forfeited and all stock grants and stock-based awards granted under the Old Pulmatrix Equity Plans that have not been accepted by the participant, and the purchase price, if any, not paid, shall terminate. If the participant’s employment with us or an affiliate is terminated for any reason other than by us for cause or due to the participant’s death or total and permanent disability, then vested stock options granted under the Old Pulmatrix Equity Plans remain exercisable for the duration of the term specified in the award agreement, which cannot exceed three months in the case of an incentive stock option, and all stock grants under the Old Pulmatrix Equity Plans that remain subject to forfeiture or our repurchase rights shall be cancelled or repurchased, as applicable. If the termination of employment is due to the participant’s death or total and permanent disability (or the participant dies or becomes disabled within three months of the participant’s termination of employment other than for cause), then outstanding, vested stock options granted under the Old Pulmatrix Equity Plans may be exercised for up to one year following the participant’s termination date and the forfeiture provisions of, or our repurchase rights in, outstanding stock grants under the Old Pulmatrix Equity Plans shall lapse, provided that, to the extent such forfeiture provisions or repurchase rights otherwise lapse over time, such provisions or rights shall lapse only as to the pro rata number of shares of stock subject to such provisions or rights, based on the number of days in the relevant time period prior to the date of death or total and permanent disability. If a participant’s employment with us or an affiliate is terminated for cause, or a participant subsequently commits an act constituting cause, then all outstanding, unexercised stock options granted under the Old Pulmatrix Equity Plans will be immediately forfeited and any shares of stock subject to any stock grant under the Old Pulmatrix Equity Plans, whether or not then subject to forfeiture or right of repurchase, shall be immediately subject to repurchase by us, with the repurchase price determined as provided in the 2003 Plan or the Original 2013 Plan, as applicable.

Pursuant to the Old Pulmatrix Equity Plans, all unexercised stock options and any stock grants or stock-based awards that have not been accepted by the participant, to the extent required by the applicable award agreement, will terminate immediately prior to our dissolution or liquidation. Unless otherwise determined by the administrator or specifically provided in the applicable award agreement, all outstanding stock-based awards shall immediately terminate upon our dissolution or liquidation.

In the event of a “Corporate Transaction” (as defined in the Old Pulmatrix Equity Plans), all outstanding stock options shall be (i) substituted, on an equitable basis, for stock options in the successor or acquiring entity, (ii) terminated, if not exercised by the participant upon receiving advance written notice that such options, to the extent exercisable or made exercisable at the discretion of the administrator, must be exercised by a specific date or (iii) terminated in exchange for payment of an amount equal to the consideration payable upon consummation of the Corporate Transaction for the number of shares covered by the stock options then exercisable or made exercisable at the discretion of the administrator, less the stock options’ aggregate exercise price. In the event of a Corporate Transaction, all outstanding stock grants shall either be (x) substituted for stock grants, with the same terms and conditions, but in securities of the successor or acquiring entity or (y) terminated in exchange for a payment of an amount equal to the consideration payable upon consummation of the Corporate Transaction for the number of shares covered by the stock grant that are no longer subject to any forfeiture or repurchase rights, whether by their terms or that were waived in the administrator’s discretion. In the event of a Corporate Transaction, the administrator or the Board of the successor or acquiring entity shall determine the specific adjustments to be made to any outstanding stock-based awards, which determination shall be conclusive.

The administrator or our stockholders may amend the Old Pulmatrix Equity Plans, provided that no such amendment shall adversely affect the rights of any participant without the participant’s consent.

2013 Plan

In connection with the Merger Agreement, our compensation committee, our Board and stockholders approved the 2013 Plan.

Eligibility. The 2013 Plan allows our Company, under the direction of our compensation committee, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, consultants and directors who, in the opinion of our compensation committee, are in a position to make a significant contribution to our long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and to closely link compensation with Company performance. All employees, directors and consultants of the Company and its affiliates are eligible to participate in the 2013 Plan.

Shares Available for Issuance. The 2013 Plan provides for the issuance of up to 3,450,319 shares of our common stock. In addition, the 2013 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year beginning in calendar year 2016. The annual increase in the number of shares shall be equal to the lowest of: (i) 1,020,600 shares of our common stock; (ii) five percent (5%) of the number of shares of our common stock outstanding as of such date; and (iii) an amount determined by our Board.

Generally, shares of common stock subject to awards under the 2013 Plan that lapse, are forfeited or are canceled will be added back to the share reserve available for future awards. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The 2013 Plan provides that no participant may receive awards for more than 800,000 shares of common stock in any fiscal year.

Plan Administration. In accordance with the terms of the 2013 Plan, our Board has authorized our compensation committee to administer the 2013 Plan. The compensation committee may delegate part of its authority and powers under the 2013 Plan to one or more of our directors and/or officers, but only the compensation committee can make awards to participants who are directors or executive officers of the Company. In accordance with the provisions of the 2013 Plan, our compensation committee determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;

•	the number of shares subject to each award;

•	the vesting provisions of each award;

•	the termination or cancellation provisions applicable to awards; and

•	all other terms and conditions upon which each award may be granted in accordance with the 2013 Plan.

In addition, our compensation committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2013 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant; and provided, further, that, without the prior approval of our stockholders, options will not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted award and will not be exchanged for another type of award or cash.

Performance Goals. In order for the Company to have the ability to grant awards under the 2013 Plan that qualify as “performance-based compensation” under Section 162(m) of the Code, the 2013 Plan provides that our compensation committee may require that the vesting of certain awards be conditioned on the satisfaction of performance criteria related to objectives of the Company, an affiliate of the Company or a division or strategic business unit of the Company in which the relevant participant is employed, such as: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) cost targets, reductions and savings, expense management, productivity and efficiencies; (xiii) operational objectives, consisting of one or more objectives based on achieving progress in research and development programs or achieving regulatory milestones related to development and or approval of products; or (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share of one or more products or customers, geographical business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions. As discussed above, if we determine to make awards under the 2013 Plan subject to the attainment of performance goals relating to any of the foregoing performance criteria, the compensation committee intends that compensation paid under the 2013 Plan will not be subject to the deductibility limitation imposed under Section 162(m) of the Code.

Stock Options. Stock options granted under the 2013 Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of the Company and its affiliates that are corporations. Non-qualified stock options may be granted to employees, directors and consultants of the Company and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant and the term of the incentive stock option may not be longer than five years. Non-qualified stock options may not have a term longer than ten years.

Award agreements for stock options will include rules for exercise of the stock options after termination of service. Stock options may not be exercised unless they are vested, and no stock option may be exercised after the end of the term set forth in the award agreement. Unless otherwise provided in an award agreement, in general, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for twelve (12) months after termination of service on account of death or total and permanent disability.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the participant must satisfy certain vesting conditions (including, continued service with the Company through the restricted period and/or the achievement of performance goals). If the participant does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote and receive dividends on the restricted shares; but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards. The 2013 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to phantom stock awards, stock appreciation rights and stock unit awards. Our compensation committee may award such stock-based awards subject to such conditions and restrictions as it may determine; provided, however, each stock appreciation right shall have an exercise price which shall not be less than the fair market value of our common stock on the date of grant and shall terminate no more than ten years from the date of grant. These conditions and restrictions may include continued service with our Company through a specified restricted period and/or the achievement of performance goals.

Stock Dividends and Stock Splits. If our common stock shall be subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger, consolidation, sale of all or substantially all of the Company’s assets, or such other corporate transaction event, our Board, may, in its sole discretion, take any one or more of the following actions pursuant to the 2013 Plan, as to some or all of the outstanding awards:

•	provide that all outstanding stock options shall be assumed or substituted by the successor corporation;

•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•	provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and

•	with respect to stock grants, in lieu of any of the foregoing, the Board or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Board or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination. The 2013 Plan may be amended by our stockholders. It may also be amended by our Board, provided that any amendment approved by our Board which is of a scope that requires stockholder approval as required by the NASDAQ Rules, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the participant’s consent.

Duration of Plan. The 2013 Plan will expire by its terms ten (10) years from the earlier of the date of its adoption by our Board and its approval by our stockholders.

Equity Compensation Plan Information

The following table provides information regarding the number of securities to be issued under the 2013 Plan and Old Pulmatrix Equity Plans, the weighted-average exercise price of options issued under the 2013 Plan and Old Pulmatrix Equity Plans and the number of securities remaining available for future issuance under the 2013 Plan and Old Pulmatrix Equity Plans, in each case as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders(1)	2,685,995	$8.63	518,736
Equity compensation plans not approved by security holders(2)	—	—	—

Total	2,685,995	$8.63	518,736

(1)	Represents shares available for issuance under the 2013 Plan.
(2)	Excludes 665,202 shares of our common stock issuable upon outstanding options granted under equity compensation plans which we assumed in connection with the Merger as of December 31, 2015. In connection with the closing of the Merger, we assumed the Original 2013 Plan and the 2003 Plan. No additional awards may be issued under the Original 2013 Plan or the 2003 Plan. As of December 31, 2015, there were 567,296 options with a weighted average exercise price of $2.13 per share outstanding pursuant to the Original 2013 Plan. As of December 31, 2015, there were 97,906 options with a weighted average exercise price of $1.87 per share outstanding pursuant to the 2003 Plan.
(3)	The number of authorized shares under the 2013 Plan is subject to annual increases based upon an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year beginning in calendar year 2016. The annual increase in the number of shares shall be equal to the lowest of: (i) 1,020,600 shares of our common stock; (ii) five percent (5%) of the number of shares of our common stock outstanding as of such date; and (iii) an amount determined by our Board. Effective January 1, 2016, under the 2013 Plan’s “evergreen” provision, the number of shares of our common stock available for issuance was increased by 737,288 shares to a total of 3,450,549 shares.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. During each fiscal year, the Audit Committee reviews the Company’s financial statements, management reports, internal control over financial reporting and audit matters. In connection with these reviews, the Audit Committee meets with management and independent public accountants at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, financial management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent public accountants. Together with senior members of the Company’s financial management team, the Audit Committee reviewed the overall audit scope and plans of the independent public accountants, the results of external audit examinations, and evaluations by management of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting.

In addition, the Audit Committee reviewed key initiatives and programs aimed at designing and maintaining an effective internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual consolidated financial statements with management, and the Company’s independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. Marcum LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communication with Audit Committees,” including a discussion with management and the independent public accountants of the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s financial statements. In addition, the Audit Committee reviewed and discussed with Marcum LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letter from Marcum LLP to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that Marcum LLP is independent from the Company and its management.

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements be included in Pulmatrix’s Annual Report on Form 10-K for fiscal year 2015, for filing with the SEC.

AUDIT COMMITTEE

Michael J. Higgins, Chairman

Terrance G. McGuire

Dr. Scott M. Rocklage

The Report of the Audit Committee set forth in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Fees to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by Marcum LLP for professional services rendered in the years ended December 31, 2014 and 2015:

	2014	2015
Audit Fees	$133,077	$370,082
Audit-Related Fees	8,670	0
Tax Fees	16,682	15,450
All Other Fees	0	0

Total Fees	$158,429	$385,532

Audit Fees. This category includes the audit of our annual consolidated financial statements, reviews of our financial statements included in our Form 10-Qs and services that are normally provided by our independent registered public accounting firm in connection with its engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements.

Audit-Related Fees. This category consists of assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include consents regarding equity issuances.

Tax Fees. This category typically consists of professional services rendered by our independent registered public accounting firm for tax compliance and tax advice.

All Other Fees. This category includes aggregate fees billed in each of the last two fiscal years for products and services provided by the Marcum LLP, other than the services reported in the categories above.

Pre-Approval Policies and Procedures

Under the Audit Committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. On an annual basis, the Audit Committee pre-approves a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In addition, the Audit Committee sets pre-approved fee levels for each of the listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee.

The Audit Committee has delegated pre-approval authority to the Audit Committee chairman and any pre-approved actions by the Audit Committee chairman as designee are reported to the Audit Committee for approval at its next scheduled meeting.

All of the services rendered by Marcum LLP in 2015 were pre-approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2016 FISCAL YEAR

The Audit Committee of the Board has selected Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and the Board has directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of Marcum LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Marcum LLP. Even if the selection is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote and Board Recommendation

The affirmative vote of a majority of the shares present cast for or against the proposal is required to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion. Abstentions will have no effect on the outcome of the vote on this proposal.

The Board recommends that you vote “FOR” the ratification of Marcum LLP as our independent registered public accounting firm for the 2016 fiscal year.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), a stockholder who intends to present a proposal at our next annual meeting of stockholders (the “2017 Annual Meeting”) and who wishes the proposal to be included in the proxy statement and form of proxy for that meeting must submit the proposal in writing no later than December 14, 2016, after which date such stockholder proposal will be considered untimely. Such proposal must be submitted on or before the close of business to our corporate offices at 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421, Attn: Secretary.

Stockholders wishing to nominate a director or submit proposals to be presented directly at the 2017 Annual Meeting instead of by inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our Bylaws concerning stockholder nominations and proposals. Stockholder nominations for director and other proposals that are not to be included in such materials must be received by our Secretary in writing at our corporate offices at 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421 no earlier than Tuesday, January 24, 2017 and no later than the close of business on Thursday, February 23, 2017. Any such stockholder proposals or nominations for director must also satisfy the requirements set forth in our Bylaws. To be eligible for inclusion in our proxy materials, stockholder proposals must also comply with the requirements of Rule 14a-8. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions in the Bylaws, subject to applicable rules of the SEC.

A copy of our 2015 Annual Report on Form 10-K, as amended, is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Pulmatrix, Inc., Attention: Investor Relations, 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421.

ANNUAL MEETING OF PULMATRIX, INC.

Date:	Tuesday, May 24, 2016
Time:	10:00 A.M. (Eastern Time)
Place:	99 Hayden Avenue, Suite 390, Lexington Massachusetts 02421

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2.

1:	Election of two directors to serve as Class II directors on our Board of Directors with terms expiring at our 2019 Annual Meeting of Stockholders.
Nominees:
01 Robert W. Clarke, Ph.D.
02 Kurt C. Graves

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	Ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2016 fiscal year.	☐	☐	☐

3:	To consider and act upon such other business as may arise and that may properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Pulmatrix, Inc.

to be held on Tuesday, May 24, 2016

for Holders as of March 30, 2016

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/pulm	866-243-5096

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.vm
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Robert W. Clarke, Ph.D. and William E. Duke, Jr., and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Pulmatrix, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

All votes must be received by 5:00 P.M., Eastern Time, May 23, 2016.

PROXY TABULATOR FOR PULMATRIX, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

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